                                     [LOGO]

                               26,000,000 SHARES
                         AIRTOUCH COMMUNICATIONS, INC.
                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

                             ---------------------

    This Prospectus relates to up to 26 million shares of common stock, par value $.01 per share (the "Common Stock"), of AirTouch Communications, Inc. (the "Company" or "AirTouch"), which may be delivered by MediaOne Group, Inc. ("MediaOne Group"), at its option, pursuant to the terms of MediaOne Group's Premium Income Equity Securities ("PIES"). This Prospectus accompanies a prospectus of MediaOne Group (the "PIES Prospectus") relating to the sale of PIES (the "PIES Offering"). The PIES Prospectus does not constitute a part of this Prospectus nor is it incorporated by reference herein.

    MediaOne Group has granted to the Underwriters of the PIES a 30-day option to purchase up to an additional 3.9 million PIES, which may be exchanged at their maturity for up to an additional 3.9 million shares of Common Stock. Such option has been granted solely to cover over-allotments, if any. THE COMPANY IS NOT AN AFFILIATE OF MEDIAONE GROUP, WILL NOT RECEIVE ANY OF THE PROCEEDS FROM THE SALE OF THE PIES AND WILL HAVE NO OBLIGATION WITH RESPECT TO THE PIES.

    The Common Stock is traded on the New York Stock Exchange (the "NYSE") under the symbol "ATI." On July 30, 1998, the last reported sale price of Common Stock on the NYSE Composite Tape was $58 1/8 per share. See "Price Range of Common Stock."

    Other than (i) the sale of shares of Common Stock by MediaOne Group to the Company and (ii) options granted and Common Stock issued pursuant to the Company's existing benefit and stock option plans, the Company, MediaOne Group and its wholly-owned subsidiaries have agreed not to issue, sell, agree to sell or otherwise dispose of, without the prior written consent of Lehman Brothers, any shares of Common Stock or any securities convertible into, exercisable for or exchangeable for Common Stock for a period of 90 days after the date of this Prospectus. See "Plan of Distribution."

    SEE "RISK FACTORS" BEGINNING ON PAGE 13 HEREIN FOR CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
             EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
              SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
             ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

 "Premium Income Exchangeable Securities-SM-" and "PIES-SM-" are service marks owned by Lehman Brothers Inc.
                         Prospectus dated July 30, 1998

                              CERTAIN DEFINITIONS

    Unless the context otherwise requires, references to "AirTouch" or the "Company" include AirTouch Communications, Inc. and entities over which it has or shares operational control, and references to "MediaOne Group" include MediaOne Group, Inc. (formerly U S WEST Media Group, Inc.) and entities over which it has or shares operational control.

    CELLULAR AND PCS. When used in this Prospectus, "cellular service" refers to wireless service operating at the 800 MHz band in the United States and South Korea and at the 900 MHz band in Europe, and "broadband personal communication service" or "PCS" refers to wireless service operating at the 1900 MHz band in the United States and South Korea and at the 1800 MHz band in Europe. The Company considers the functionality of both services to be similar despite the different bands at which they operate.

    POPS. POPs means the population of a licensed market (based on population estimates for such market) multiplied by the Company's ownership interest in a licensee operating in such market as of the date specified and includes networks under construction and markets of certain cost-based investments not included in proportionate financial results.

    PROPORTIONATE ACCOUNTING. The Company uses United States generally accepted accounting principles ("GAAP") and includes supplemental information prepared using proportionate accounting to present certain financial information. Proportionate financial and operating information is not required by GAAP and is not intended to replace the consolidated financial statements prepared in accordance with GAAP and incorporated by reference herein. Because significant assets of the Company are not consolidated and because of the substantial effect of certain entities on the year-to-year comparability of the Company's consolidated financial results, the Company believes that proportionate financial and operating data facilitate the understanding and assessment of its consolidated financial statements.

    Under GAAP, the Company consolidates the entities in which it has a direct controlling interest and uses the equity method to account for entities over which the Company has significant influence but does not have a direct controlling interest. In contrast, proportionate accounting reflects the Company's relative ownership interests in operating revenues and expenses for both its consolidated and equity method entities. For example, United States cellular proportionate results present the Company's share--its percentage ownership--for all significant United States cellular operations, including those corporations and partnerships where the Company does not own more than 50%. Similarly, total proportionate operating cash flow represents the Company's ownership interests in the respective entities' operating cash flows. As such, proportionate operating cash flow does not represent cash available to the Company.

    Net income is the same under GAAP and proportionate presentations.

    PROPORTIONATE OPERATING CASH FLOW means proportionate operating income plus proportionate depreciation and proportionate amortization.

    PRO FORMA INFORMATION. On April 6, 1998, the Company acquired the United States cellular business of MediaOne Group and its 25% interest in PrimeCo Personal Communications, L.P. Except as set forth under "Pro Forma Condensed Combined Financial Statements," the pro forma information presented in this Prospectus reflects the impacts of that acquisition as if it had been effected at the beginning of each period presented, after giving effect to the purchase method of accounting and other merger-related adjustments. Pro forma information should be read in conjunction with the Pro Forma Condensed Combined Financial Statements and explanatory notes included herein.
                            ------------------------

    THE COMPANY HAS BEEN ADVISED THAT, IN CONNECTION WITH THE OFFERING BY MEDIAONE GROUP OF THE PIES, THE UNDERWRITERS OF THE PIES AND CERTAIN OTHER PERSONS PARTICIPATING IN THE PIES OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE PIES AND THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF COMMON STOCK PRIOR TO THE PRICING OF THE PIES OFFERING FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE PIES AND THE COMMON STOCK, THE PURCHASE OF PIES FOLLOWING THE PRICING OF THE PIES OFFERING TO COVER A SHORT POSITION IN THE PIES AND THE PURCHASE OF COMMON STOCK FOLLOWING THE PRICING OF THE PIES OFFERING FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE PIES AND THE COMMON STOCK AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning AirTouch Communications, Inc. can be inspected and copied at the public reference facilities maintained by the Commission at its offices at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as the Regional Offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such reports, proxy statements and other information may be accessed electronically at the Commission's site on the World Wide Web at http://www.sec.gov. Such reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and at the offices of the Pacific Exchange, 301 Pine Street, San Francisco, California 94104.
                            ------------------------

    The shares of Common Stock which may be delivered by MediaOne Group pursuant to the terms of the PIES were included in the Registration Statement of the Company filed under Form S-3 (Reg. No. 333-56645), of which this Prospectus is a part, with the Commission on June 11, 1998 at the time such registration statement became effective.
                            ------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission by the Company pursuant to the Exchange Act are incorporated herein by reference:

(a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

(b) the Company's Current Report on Form 8-K dated January 29, 1998;

(c) the Company's Current Report on Form 8-K dated April 6, 1998, as amended on April 23, 1998;

(d) the Company's Current Report on Form 8-K dated April 27, 1998;

(e) the Company's Current Report on Form 8-K dated April 29, 1998;

(f) the Company's Current Report on Form 8-K dated April 29, 1998 (filed as of May 1, 1998);

(g) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

(h) the Company's Current Report on Form 8-K dated May 28, 1998; and

(i) the Company's Current Report on Form 8-K dated May 29, 1998.

    All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the effective date of the Registration Statement shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, and who makes a written or oral request, a copy of any and all of the information that has been incorporated by reference in this Prospectus or any Prospectus Supplement, excluding exhibits. Requests should be directed to: Investor Relations, AirTouch Communications, Inc., One California Street, San Francisco, California 94111, telephone number: (415) 658-2000.

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE DETAILED INFORMATION SET FORTH ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

                                  THE COMPANY

    AirTouch Communications, Inc. ("AirTouch" or the "Company") is the largest wireless telecommunication services company in the world based on the 31.5 million total wireless customers served by the Company and its ventures as of June 30, 1998. Through its operations in the United States, Europe, Asia and North Africa, the Company provides a full range of wireless telecommunication services, including cellular, PCS and paging, and in the future will provide global satellite communication services.

    The cellular and PCS licenses of the Company and its ventures cover more than 719 million people around the world in 13 countries on four continents. Based on its ownership percentages, the Company's cellular and PCS interests represented approximately 233.8 million POPs and, together with paging customers, 15.1 million proportionate customers as of June 30, 1998.

                Worldwide Wireless Presence as of June 30, 1998

                                           TOTAL VENTURES(1)           PROPORTIONATE
                                       --------------------------  ----------------------
                                       POPULATION(2)   CUSTOMERS     POPS      CUSTOMERS
                                       -------------  -----------  ---------  -----------
                                                         (IN MILLIONS)
U.S. Cellular & PCS..................        146.9           8.9        95.2         7.6
Europe...............................        269.3          13.1        67.7         3.6
Asia.................................        248.5           6.1        54.5         0.6
Egypt(3).............................         54.5           n/a        16.4         n/a
Paging(4)............................          n/a           3.4         n/a         3.3
                                             -----           ---   ---------         ---
Total................................        719.2          31.5       233.8        15.1

------------------------

(1) Includes total population and all customers served by the ventures in which AirTouch has an ownership interest.

(2) As of December 31, 1997. Population estimates for Europe, Asia and Egypt are from INTERNATIONAL CELLULAR, May 29, 1998, published by Kagan World Media,
    Ltd. U.S. population estimates are from             .

(3) License issued on May 5, 1998. The Company anticipates launch of service in the second half of 1999.

(4) Includes customers of Canadian, Spanish and Portuguese paging ventures.

    The Company has experienced significant growth in the number of cellular, PCS and paging customers that it serves as a result of growing worldwide demand for wireless services and acquisitions and new license awards that have more than doubled the Company's worldwide presence from 75 million POPs in 1993 to 233 million POPs today. From 1993 to 1997, the Company's proportionate subscribers increased at a compounded annual growth rate of 44% to 10.7 million and its proportionate operating cash flow increased at a compounded annual growth rate of 49% to $1.7 billion. Total proportionate customers reached 15.1 million as of June 30, 1998, and proportionate operating cash flow on a proforma basis including the effect of the Merger was $1.4 billion for the six month period ended June 30, 1998. Although recent increases in competition in most of the Company's markets will likely slow the rate of customer and operating cash flow growth in future years, the Company believes that its proven ability to carry out its business strategy will continue to make it an effective and efficient competitor.

    The Company's operations are divided into three principal businesses: U.S. Cellular and PCS, International Cellular, and Paging:

    - U.S. CELLULAR AND PCS. The Company is the largest provider of cellular and PCS services in the United States based on the 8.9 million total customers served by the Company and its ventures as of June 30, 1998. The Company and its ventures provide cellular service in 22 of the 30 largest metropolitan statistical areas in the United States. The Company provides cellular service directly in certain markets and through joint ventures in others and provides PCS through PrimeCo Personal Communications, L.P. ("PrimeCo"), in which it owns a 50% interest. On a proportionate basis, the Company's United States cellular and PCS business had 7.6 million customers as of June 30, 1998, a 28% increase over pro forma customers for the prior year, and $827 million in pro forma proportionate operating cash flow for the first six months of 1998, a 12% increase over the prior year's pro forma proportionate operating cash flow.

    - INTERNATIONAL CELLULAR. Outside the United States, the Company owns interests in 16 cellular ventures in 12 countries on three continents, including Europe, Asia and Africa. The Company's international operations represented 4.2 million proportionate international customers as of June 30, 1998, an 86% increase over the prior year, and proportionate operating cash flow of $533 million for the first six months of 1998, a 78% increase over the prior year.

    - PAGING. The Company had approximately 3.3 million paging units in service worldwide as of June 30, 1998. With approximately 3.2 million of such units in service in the United States, the Company is one of the largest providers of paging services in the United States and the only large paging company in the United States to have achieved and maintained positive net income and free cash flow. The Company's United States paging business experienced a 7.9% increase in units in service over June 30, 1997, with operating cash flow for the first six months of 1998 of $60 million, a 13% increase over the same period of the prior year.

    The Company also has a 5.7% interest in Globalstar, L.P. ("Globalstar"), a satellite communications company that expects to begin commercial service in the third quarter of 1999. The Company has the exclusive right to provide Globalstar service in the United States and, through a partnership with Loral Space & Communications Corporation Ltd. ("Loral"), in Canada and Mexico.

                               BUSINESS STRATEGY

    The Company's principal objective is to be the premier provider of wireless telecommunication services worldwide. The Company believes that the following elements of its business strategy will enable it to meet that objective:

    FOCUS ON WIRELESS. By concentrating on wireless telecommunication services, the Company has invested its capital in a proven industry that is expected to grow dramatically on a worldwide basis. The Company believes that the knowledge and experience developed by its senior management team through extensive involvement in the industry since its inception in 1983 give it an advantage as an operator and in identifying and pursuing new value-creating wireless opportunities.

    GLOBAL PRESENCE. With investments in the United States, Europe, Asia and North Africa, the Company has a diverse global presence that limits its risks from negative market conditions in any one region. In addition, the international markets in which the Company has investments are relatively less penetrated--14% on average--providing even greater growth potential than in the United States, where penetration is 23%. Its global reach also enables the Company to identify emerging trends and share best practices across its many ventures.

    SCALE ADVANTAGES. The Company and its ventures served a total of 31.5 million customers as of June 30, 1998. The scale of the Company's operations has contributed to cost savings and operational efficiencies that generate competitive advantages. The Company is able to reduce its costs per customer by spreading expenses over a large subscriber base and by consolidating headquarter services and certain shared operational functions. In addition, by purchasing infrastructure and handsets jointly with its partners, the Company has been able to obtain favorable pricing from manufacturers.

    CORE COMPETENCIES. As competition increases worldwide, AirTouch's advantages lie in the execution of the basic components of its business:

    - World class customer care--The Company's focus on providing customers with world class customer care gives AirTouch a competitive advantage in subscriber retention. Through proactive outreach efforts, AirTouch has been able to keep its churn (customers leaving the system) from increasing despite growing competition.

    - Extensive distribution channels--As an early entrant into the wireless market AirTouch has developed extensive direct and indirect distribution channels to sell its services in its U.S. and international markets. The Company's strategy is to increase the proportion of its sales made through direct channels, where the Company is better able to control and reduce selling costs.

    - Quality products and services--The Company offers competitive products and pricing plans. Its combined analog and digital network and the availability of dual-mode handsets provide the advantage of extensive coverage and nationwide roaming capabilities. The Company offers analog and digital products that appeal to different market segments.

    - Network expertise--With operations throughout the world, the Company has engineered cellular networks using every major wireless technology, including different digital standards as well as analog. AirTouch built the world's first commercial GSM network, which commenced service in Germany in 1992, and was a pioneer in the development of CDMA-digital technology. The Company has also developed many patented tools for detecting and preventing cellular fraud and for enhancing analog capacity.

    - Profitable growth--The Company focuses on profitably attracting new subscribers and retaining existing customers. Its cost containment and efficiencies of scale have helped it to reduce cash costs per customer faster than declines in the average revenue per customer, resulting in record 1997 total Company proportionate operating cash flow margins of 35%.

    EFFICIENT MANAGEMENT STRUCTURE. In the United States, the Company's decentralized management structure makes AirTouch an agile competitor in an increasingly competitive industry. Decision-making is kept close to customers and separate profit and loss responsibility is given to local management. Although the Company generally has minority interests in its international ventures, it plays an active role, with board representation and the right to appoint key management positions and participate in key business decisions.

    STRICT FINANCIAL INVESTMENT CRITERIA. The Company's strong financial performance and investment grade credit ratings are due in part to its financial discipline and structured approach to new opportunities and ventures. Each potential investment is measured against a strict set of financial criteria to determine whether the investment offers an opportunity for value creation.

                              RECENT DEVELOPMENTS

    On April 6, 1998, the Company and MediaOne Group, Inc. ("MediaOne Group") completed the merger of MediaOne Group's U.S. cellular and PCS interests into the Company (the "Merger"). In the Merger, the Company acquired U S WEST NewVector Group, Inc. ("NewVector"), which held MediaOne Group's U.S. cellular business, and MediaOne Group's 25% interest in PrimeCo. As a result of the Merger, the Company added 2.5 million proportionate U.S. wireless customers and 35 million proportionate POPs.

    The total value of the Merger was approximately $5.9 billion. The Company issued approximately 59.4 million shares of Common Stock valued at $2.9 billion based on the April 3, 1998 closing price of $49 per share and $1.65 billion of preferred stock and assumed $1.35 billion of debt.

    The Company expects earnings per share dilution from the Merger to reach $0.40 per share in 1999 and to decline thereafter. This dilution represents the net amount of amortization of acquisition intangibles, incremental interest expense, preferred dividends and common shares issued, as partially offset by incremental earnings. The Company plans to pursue cost savings to partially mitigate this dilution, there being no assurance that such plans will be successful.

                            RECENT FINANCIAL RESULTS

    On July 22, 1998, the Company announced its earnings for the second quarter of 1998, which ended on June 30, 1998. Consolidated revenues for the quarter were $1.3 billion, with net income of $147 million and diluted earnings per share of $0.25.

    The strength in the Company's financial and operating performance has been driven by increased demand for wireless services, continued growth in the Company's U.S. cellular wireless operations, significant growth in the Company's international operations, and the Company's continued efforts to control costs.

    In order to better compare year-over-year growth, results in this discussion have been presented on a pro forma basis as if the acquisition of MediaOne Group's U.S. wireless interests occurred on January 1, 1997.

ON A GAAP BASIS

    Comparing the first six months of 1998 to the same period in 1997, the Company's total operating revenues grew 10% to $2.7 billion, and operating income grew 13% to $556 million. Net income applicable to common stockholders was $262 million, up 176% over the first six months in 1997.

ON A PROPORTIONATE BASIS

    The Company's proportionate service and other revenues were $3.5 billion in the first six months of 1998, a 20% increase over the same period in 1997. Proportionate operating cash flow was $1.4 billion, a 31% increase over the first six months of 1997. During the first six months of 1998 the Company's total proportionate customers increased by 1.6 million to 15.1 million, an increase of 35% from proportionate customers as of June 30, 1997.

                            THE OFFERING OF THE PIES

    The PIES are being offered by MediaOne Group pursuant to the PIES Prospectus. Pursuant to the terms of the PIES, MediaOne Group may deliver shares of Common Stock to the holders of the PIES at the maturity thereof. This Prospectus relates to the delivery by MediaOne Group pursuant to the PIES of up to 26 million shares of Common Stock, plus up to an additional 3.9 million shares of Common Stock with respect to the PIES that are subject to an option granted by MediaOne Group to the Underwriters in the PIES Offering solely to cover over-allotments. For a description of the relationship between MediaOne Group and the Company see "Selling Stockholder."

                                  RISK FACTORS

    See "Risk Factors" for a discussion of certain factors that should be considered carefully by prospective investors.

            SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

    The following tables set forth selected historical data for the Company on a GAAP basis. Except for capital expenditures and capital calls, which are unaudited, the data for each of the five years ended December 31, 1997 were derived from the Company's audited financial statements. The data for the three months ended March 31, 1998 and March 31, 1997 were derived from the unaudited quarterly financial statements. The following information should be read in conjunction with the audited consolidated financial statements, including the accompanying notes, of the Company which are included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and in its Quarterly Report on Form 10-Q for the period ended March 31, 1998, each incorporated herein by reference.

                                                   THREE MONTHS ENDED
                                                        MARCH 31                     YEAR ENDED DECEMBER 31
                                                  --------------------  ------------------------------------------------
                                                    1998       1997       1997(a)      1996(a)      1995       1994(b)
                                                  ---------  ---------  -----------  -----------  ---------  -----------
                                                             (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
Operating revenues..............................  $     958  $     836   $   3,594    $   2,252   $   1,619   $   1,247
Operating income................................  $     234  $     208   $     706    $     281   $     113   $      73
Equity in net income of unconsolidated wireless
  systems.......................................  $      77  $       8   $     200    $     133   $     152   $     110
Interest:
  Expense.......................................  $     (19) $     (26)  $     (90)   $     (52)  $     (13)  $     (10)
  Income........................................  $       6  $       5   $      18    $      14   $      35   $      55
Income from operations(c).......................  $     167  $      77   $     448    $     199   $     132   $      98
Preferred dividends.............................  $      14  $      13   $      54    $      20   $  --       $  --
Net income applicable to common stockholders....  $     153  $      64   $     394    $     179   $     132   $      98
Per share data:
  Income from operations(c)
    Basic and diluted...........................  $    0.33  $    0.15   $    0.89    $    0.40   $    0.27   $    0.20
  Net income applicable to common stockholders
    Basic and diluted...........................  $    0.30  $    0.13   $    0.78    $    0.36   $    0.27   $    0.20


                                                        MARCH 31                          DECEMBER 31
                                                  --------------------  ------------------------------------------------
                                                    1998       1997       1997(a)      1996(a)      1995       1994(b)
                                                  ---------  ---------  -----------  -----------  ---------  -----------
BALANCE SHEET DATA
Investments in unconsolidated wireless
  systems.......................................  $   2,382  $   1,888   $   2,068    $   1,992   $   3,076   $   1,698
Intangible assets, net..........................  $   3,279  $   3,358   $   3,297    $   3,409   $     606   $     471
Total assets....................................  $   9,401  $   8,486   $   8,970    $   8,524   $   5,648   $   4,488
Long-term debt, including current portion.......  $   1,534  $   1,622   $   1,419    $   1,669   $     906   $     130
Total stockholders' equity......................  $   5,918  $   5,114   $   5,529    $   5,062   $   3,751   $   3,459

OTHER DATA
Working capital (deficit).......................  $      30  $    ( 44)  $   ( 254)   $   ( 120)  $      19   $     736
Capital expenditures and capital calls,
  excluding acquisitions(d).....................  $     265  $     164   $   1,023    $     890   $   1,015   $     494


                                                    1993(b)
                                                  -----------

INCOME STATEMENT DATA
Operating revenues..............................   $   1,058
Operating income................................   $     129
Equity in net income of unconsolidated wireless
  systems.......................................   $      32
Interest:
  Expense.......................................   $     (22)
  Income........................................   $      12
Income from operations(c).......................   $      41
Preferred dividends.............................   $  --
Net income applicable to common stockholders....   $      35
Per share data:
  Income from operations(c)
    Basic and diluted...........................   $    0.09
  Net income applicable to common stockholders
    Basic and diluted...........................   $    0.08

                                                    1993(b)
                                                  -----------
BALANCE SHEET DATA
Investments in unconsolidated wireless
  systems.......................................   $   1,155
Intangible assets, net..........................   $     413
Total assets....................................   $   4,077
Long-term debt, including current portion.......   $      79
Total stockholders' equity......................   $   3,337
OTHER DATA
Working capital (deficit).......................   $   1,347
Capital expenditures and capital calls,
  excluding acquisitions(d).....................   $     304

------------------------------

(a) In December 1996, the Company obtained a controlling interest in Telecel. The Company consolidated Telecel's Balance Sheet as of December 31, 1996 and began consolidating Telecel's results of operations on January 1, 1997. In August 1996, the Company completed its acquisition of Cellular Communications, Inc. See Note F, "Partnerships and Acquisitions," to the Consolidated Financial Statements in the Company's Annual Report for further information.

(b) Prior to April 1, 1994, the Company was an 86.1% owned subsidiary of Pacific Telesis Group ("Telesis"). On April 1, 1994, the Company was spun off from Telesis. Prior to December 3, 1993, the Company was 100% owned by Telesis.

(c) Income before preferred dividends (1997 and 1996) and cumulative effect of accounting changes (1993).

(d) For the three months ended March 31 and year ended December 31.

                     SUMMARY HISTORICAL PROPORTIONATE DATA

    The following tables are not required by GAAP and are not intended to replace the Company's Consolidated Financial Statements prepared in accordance with GAAP. They are presented to provide supplemental data and have not been audited. Because significant assets of the Company are not consolidated and because of the substantial effect of the formation of certain entities on the year-to-year comparability of the Company's consolidated financial results, the Company believes that proportionate financial and operating data facilitate the understanding and assessment of its Consolidated Financial Statements.

                                                     THREE MONTHS ENDED
                                                          MARCH 31                       YEAR ENDED DECEMBER 31
                                                    --------------------  -----------------------------------------------------
                                                      1998       1997       1997       1996       1995       1994       1993
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                               (DOLLARS IN MILLIONS)
TOTAL COMPANY FINANCIAL DATA
  Service and other revenues......................  $   1,355  $   1,113  $   4,907  $   3,925  $   2,679  $   1,799  $   1,228
  Operating expenses before depreciation and
    amortization expenses (1).....................        808        700      3,171      2,801      1,976      1,293        876
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Operating cash flow (2).........................        547        413      1,736      1,124        703        506        352
  Depreciation and amortization expenses..........        216        188        789        603        406        334        254
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Operating income................................  $     331  $     225  $     947  $     521  $     297  $     172  $      98
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income applicable to common stockholders....  $     153  $      64  $     394  $     179  $     132  $      98  $      35
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
TOTAL COMPANY OPERATING AND FINANCIAL DATA
  (CUSTOMERS AND POPS IN THOUSANDS)
    Cellular and PCS POPS.........................    180,759    178,367    180,032    178,317    164,908     99,508     75,290
    Total customers...............................     11,498      8,447     10,724      8,032      5,533      3,595      2,475
    Cellular and PCS customers....................      8,270      5,487      7,536      5,146      3,059      1,948      1,206
    Net cellular and PCS adds (3).................        655        341      2,336      1,625        974        713        409
    Operating cash flow margin (4)................       40.4%      37.1%      35.4%      28.6%      26.2%      28.1%      28.7%
FINANCIAL AND OPERATING DATA BY BUSINESS
  (CUSTOMERS AND POPS IN THOUSANDS)
  U.S. Cellular Operations
    POPS..........................................     44,092     43,364     43,364     43,364     37,739     35,390     34,889
    Customers.....................................      4,560      3,550      4,309      3,403      2,262      1,560      1,046
    Net adds (3)..................................        171        147        906        770        591        514        286
    Operating cash flow...........................  $     297  $     272  $   1,056  $     821  $     605  $     479  $     380
    Operating cash flow margin (4)................       47.8%      48.4%      44.7%      41.4%      39.7%      41.3%      42.6%
  International Operations
    POPS..........................................    122,438    120,774    122,439    120,724    112,869     64,118     40,401
    Customers.....................................      3,589      1,910      3,135      1,734        797        388        160
    Net adds (3)..................................        455        176      1,347        846        383        199        123
    Operating cash flow...........................  $     256  $     149  $     729  $     321  $     124  $      30  $     (30)
    Operating cash flow margin (4)................       40.9%      31.7%      33.4%      19.6%      13.5%       6.9%     (17.1)%
  U.S. PCS Operations (5)
    POPS..........................................     14,229     14,229     14,229     14,229     14,300     --         --
    Customers.....................................        121         27         92          9     --         --         --
    Net adds (3)..................................         29         18         83          9     --         --         --
  U.S. Paging Operations
    Paging units in service.......................      3,140      2,923      3,101      2,850      2,338      1,525      1,167
    Net adds (3)..................................         38         73        246        512        463        358        324
    Operating cash flow...........................  $      30  $      25  $     108  $      88  $      75  $      67  $      50
    Operating cash flow margin (4)................       33.7%      31.6%      32.7%      29.6%      33.2%      35.4%      33.6%

------------------------------
(1) Includes net losses on equipment sold to acquire and retain customers.
(2) Operating cash flow is defined as operating income plus depreciation and amortization and is not the same as cash flow from operating activities in the Company's Consolidated Statements of Cash Flows. Proportionate operating cash flow represents the Company's ownership interests in the respective entities' operating cash flows. As such, proportionate operating cash flow does not represent cash available to the Company.
(3) New customers during the period, net of disconnects and excluding the impact of acquisitions.
(4) Operating cash flow margin is calculated by dividing "Operating cash flow" by "Service and other revenues" or in the case of U.S. Paging Operations, dividing "Operating cash flow" by "Net operating revenues."
(5) PCS data relates to PrimeCo Personal Communications, L.P., a U.S. PCS business in which the Company had a 25% interest immediately prior to the Merger.

                 RECENT FINANCIAL DEVELOPMENTS ON A GAAP BASIS

    On July 22, 1998, the Company announced its earnings for the second quarter of fiscal 1998 which ended June 30, 1998. The following tables set forth selected unaudited Income Statement and Balance Sheet data for the periods and as of the dates indicated for the Company.

    The following unaudited pro forma Income Statement data reflect the Merger as if it had been effective as of the beginning of each period presented, and after giving effect to the purchase method of accounting and other merger-related adjustments. Changes to these adjustments are expected as valuations and appraisals of the acquired assets and liabilities are completed. However, based on the preliminary results of the appraisal of assets and liabilities acquired, such changes are not expected to be material. These selected pro forma data are intended for informational purposes only and are not necessarily indicative of the future results of operations of the combined Company or the results of operations of the combined Company that would have actually occurred.

                                                                       AS REPORTED                     PRO FORMA
                                                                   --------------------  -------------------------------------
                                                                     SIX MONTHS ENDED      SIX MONTHS ENDED      YEAR ENDED
                                                                         JUNE 30               JUNE 30          DECEMBER 31,
                                                                   --------------------  --------------------  ---------------
                                                                     1998       1997       1998       1997          1997
                                                                   ---------  ---------  ---------  ---------  ---------------
                                                                                      (DOLLARS IN MILLIONS)
INCOME STATEMENT DATA
Operating revenues...............................................  $   2,306  $   1,737  $   2,667  $   2,432     $   5,022
Operating income.................................................  $     520  $     407  $     556  $     493     $     843
Equity in net income (loss) of unconsolidated wireless systems...  $     162  $      63  $     126  $      (2)    $      81
Minority interests in net (income) loss of consolidated wireless
  systems........................................................  $     (87) $     (71) $     (97) $     (92)    $    (161)
Miscellaneous income (expenses)..................................  $     (53) $     (43) $     (67) $     (80)    $    (156)
Income before preferred dividends................................  $     347  $     196  $     332  $     164     $     365
Preferred dividends..............................................  $      47  $      26  $      70  $      69     $     139
Net income applicable to common stockholders.....................  $     300  $     170  $     262  $      95     $     226
Per share data:
  Income before preferred dividends
    Basic........................................................  $    0.64  $    0.39  $    0.58  $    0.29     $    0.65
    Diluted......................................................  $    0.63  $    0.39  $    0.57  $    0.29     $    0.64
  Net income applicable to common stockholders
    Basic........................................................  $    0.56  $    0.34  $    0.46  $    0.17     $    0.40
    Diluted......................................................  $    0.55  $    0.34  $    0.45  $    0.17     $    0.40


                                                                         JUNE 30
                                                                   --------------------
                                                                     1998       1997
                                                                   ---------  ---------
BALANCE SHEET DATA
Investments in unconsolidated wireless systems...................  $   3,303  $   1,925         --         --            --
Intangible assets, net...........................................  $   8,921  $   3,328         --         --            --
Total assets.....................................................  $  17,228  $   8,523         --         --            --
Long-term debt, including current portion........................  $   3,007  $   1,566         --         --            --
Total stockholders' equity.......................................  $   9,023  $   5,239         --         --            --

OTHER DATA
Working capital (deficit)........................................  $    (151) $     (15)        --         --            --
Capital expenditures and capital calls, excluding
  acquisitions(a)................................................  $     588  $     431  $     720  $     648     $   1,491

------------------------------

(a) For the six months ended June 30 and year ended December 31.

             RECENT FINANCIAL DEVELOPMENTS ON A PROPORTIONATE BASIS

    On July 22, 1998, the Company announced its earnings for the second quarter of fiscal 1998 which ended June 30, 1998. The following tables set forth selected unaudited proportionate financial and operating data for the periods and as of the dates presented.

    The following unaudited pro forma proportionate data reflect the Merger as if it had been effective as of the beginning of the each period presented, and after giving effect to the purchase method of accounting and other merger-related adjustments. Changes to these adjustments are expected as valuations and appraisals of assets and liabilities acquired are completed. However, based on the preliminary results of the appraisal of assets and liabilities acquired, such changes are not expected to be material. These selected pro forma data are intended for information purposes only and are not necessarily indicative of the future results of operations of the combined Company or the results of operations of the combined Company that would have actually occurred.

                                                                AS REPORTED                    PRO FORMA
                                                            --------------------  -----------------------------------
                                                              SIX MONTHS ENDED      SIX MONTHS ENDED     YEAR ENDED
                                                                  JUNE 30               JUNE 30         DECEMBER 31,
                                                            --------------------  --------------------  -------------
                                                              1998       1997       1998       1997         1997
                                                            ---------  ---------  ---------  ---------  -------------
                                                                              (DOLLARS IN MILLIONS)

TOTAL COMPANY FINANCIAL DATA
  Service and other revenues..............................  $   3,153  $   2,311  $   3,479  $   2,891    $   6,094
  Operating expenses before depreciation and amortization
    expenses (1)..........................................      1,898      1,472      2,106      1,839        3,958
                                                            ---------  ---------  ---------  ---------  -------------
  Operating cash flow (2).................................      1,255        839      1,373      1,052        2,136
  Depreciation and amortization expenses..................        551        378        673        589        1,218
                                                            ---------  ---------  ---------  ---------  -------------
  Operating income........................................  $     704  $     461  $     700  $     463    $     918
                                                            ---------  ---------  ---------  ---------  -------------
                                                            ---------  ---------  ---------  ---------  -------------
  Net income applicable to common stockholders............  $     300  $     170  $     262  $      95    $     226
                                                            ---------  ---------  ---------  ---------  -------------
                                                            ---------  ---------  ---------  ---------  -------------

TOTAL COMPANY OPERATING AND FINANCIAL DATA (CUSTOMERS AND
  POPS IN THOUSANDS)

    Cellular and PCS POPS.................................    233,815    178,071    233,815    212,730      214,691

    Total customers.......................................     15,051      9,064     15,051     11,184       13,190
    Cellular and PCS Customers............................     11,734      6,033     11,734      8,153       10,002
    Net adds (3)..........................................      1,524        887      1,600      1,124        2,921
    Operating cash flow margin (4)........................       39.8%      36.3%      39.5%      36.4%        43.7%
    Capital expenditures and capital calls (excluding
      acquisitions).......................................  $     692  $     588  $     773  $     733    $   1,718
FINANCIAL AND OPERATING DATA BY BUSINESS (CUSTOMERS AND
  POPS IN THOUSANDS)

  U.S. Cellular Operations

    POPS..................................................     65,962     43,364     65,962     63,794       63,794
    Customers.............................................      7,290      3,745      7,290      5,818        6,683
    Net adds (3)..........................................        427        342        474        542        1,408
    Operating cash flow...................................  $     753  $     568  $     888  $     823    $   1,535
    Operating cash flow margin............................       48.1%      48.7%      47.4%      47.4%        43.7%

  U.S. PCS Operations

    POPS..................................................     29,195     14,229     29,195     28,458       28,458
    Customers.............................................        282         47        282         94          184
    Net adds (3)..........................................         70         38         98         74          166

             RECENT FINANCIAL DEVELOPMENTS ON A PROPORTIONATE BASIS

                                                                                                   AS REPORTED
                                                                                               --------------------
                                                                                                 SIX MONTHS ENDED
                                                                                                     JUNE 30
                                                                                               --------------------
                                                                                                 1998       1997
                                                                                               ---------  ---------
                                                                                                   (DOLLARS IN
                                                                                                    MILLIONS)

  International Operations

    POPS.....................................................................................    138,658    120,478
    Customers................................................................................      4,162      2,241
    Net adds (3).............................................................................      1,027        507
    Operating cash flow......................................................................  $     533  $     299
    Operating cash flow margin (4)...........................................................       39.8%      30.6%

  U.S. Paging Operations (5)

    Paging units in service..................................................................      3,228      2,992
    Net adds (3).............................................................................        127        142
    Operating cash flow......................................................................  $      60  $      53
    Operating cash flow margin...............................................................       33.1%      33.1%

------------------------------

(1) Includes net losses on equipment sold to acquire and retain customers.

(2) Operating cash flow is defined as operating income plus depreciation and amortization and is not the same as cash flow from operating activities in the Company's Consolidated Statements of Cash Flows. Proportionate operating cash flow represents the Company's ownership interests in the respective entities' operating cash flows. As such, proportionate operating cash flow does not represent cash available to the Company.

(3) New customers during the period net of disconnects excluding the impact of acquisitions.

(4) Operating cash flow margin is calculated by dividing "Operating cash flow" by "Service and other revenues" or in the case of U.S. Paging Operations, dividing "Operating cash flow" by "Net operating revenues."

(5) PCS data relates to PrimeCo Personal Communications, L.P., a U.S. PCS business in which the Company had a 50% interest immediately after the Merger.

                                OUTLOOK FOR 1998

    The following guidance is provided on a pro forma basis as if the Merger had closed on January 1, 1997. In 1998, AirTouch expects to add over three million proportionate global cellular and PCS customers, reflecting the record performance of its international ventures in the first half of 1998. Pro forma proportionate operating cash flow is expected to increase approximately 25% over 1997's pro forma proportionate operating cash flow of $2.1 billion. Pro forma proportionate capital expenditures are currently expected to be 5% higher than 1997 pro forma proportionate capital expenditures, or approximately $1.9 billion. These expectations do not include the impact of any new investment opportunities such as new licenses, acquisitions or increases in ownership in existing ventures.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

    THIS PROSPECTUS INCLUDES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. WHEN USED IN THIS PROSPECTUS, THE WORDS "ESTIMATE," "PROJECT," INTEND," "EXPECT," "PLAN," "GOAL" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS REGARDING EVENTS AND FINANCIAL TRENDS WHICH MAY AFFECT THE COMPANY'S FUTURE OPERATING RESULTS AND FINANCIAL POSITION. SUCH STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY'S ACTUAL RESULTS AND FINANCIAL POSITION TO DIFFER MATERIALLY. SUCH RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO THOSE DESCRIBED BELOW UNDER "RISK FACTORS." READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE HEREOF. THE COMPANY UNDERTAKES NO RESPONSIBILITY TO PUBLICLY RELEASE THE RESULT OF ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

                                  RISK FACTORS

    COMPETITION. The Company and its ventures face an increasing number of competitors in each of their markets. In the United States, competition has been steadily increasing since PCS providers first began offering service in late 1996. There can now be up to nine wireless competitors in each cellular and PCS market in the United States. Germany and Sweden currently have four licensees per market, and Italy, Spain, Poland, Portugal and Romania have three. A third license is expected to be awarded in Belgium in 1998. South Korea has licensed a total of five mobile operators and Japan a total of seven operators per market. There are currently two licensees in Egypt and India. The Company also faces intense competition in each of its paging markets.

    Increased competition has led to declines in the prices the Company charges for its wireless services and is expected to lead to further price declines in the future. Price reductions have attracted an increasing number of consumer customers, who tend to make calls during lower-rate, off-peak periods. As a result of these factors, in recent years the Company's proportionate average revenue per cellular customer has declined at rates between 12% and 15% per year in the United States to $53 for 1997 and between 20% and 30% per year, including the impact of foreign exchange fluctuations, to $79 for 1997 in the Company's international markets and is expected to continue to decline at similar rates in 1998. Historically the Company has been able to match or exceed declines in average revenue per customer with reductions in operating cash costs per customer. However, there can be no assurance that the Company will be able to continue to do so. If it cannot, the Company may experience decreased profitability.

    Competition could also lead to a decrease in the rate at which the Company adds new customers and even to a decrease in the size of the Company's customer base as customers choose to receive wireless service from other providers. Customer deactivations are measured by the Company's churn rate, which is the number of subscribers in a given period who terminate their service or have their service terminated by the Company divided by the average number of customers for the same period, expressed as a percentage. Historically the Company has experienced average churn rates in its United States and international markets of approximately 2% per month. There can be no assurance that the Company will not experience an increase in churn rates, particularly as competition intensifies. An increase in churn rates could adversely affect profitability because the Company would experience lower revenues and increased selling costs to replace customers.

    INCREASED RATE OF INVESTMENT IN NETWORKS AND NEW TECHNOLOGY. The Company expects that it will be required to make substantial future investments in its wireless networks due to customer growth, increased usage and the need to offer new services and greater functionality. Accordingly, the rate of the Company's capital expenditures in future years could materially exceed that experienced by the Company in recent years. The operations of the Company and its ventures depend in part upon the successful deployment of continuously evolving wireless telecommunications technologies. The Company uses technologies from a number of vendors and makes significant capital expenditures in connection with the deployment of such technologies. There can be no assurance that technologies will be developed according to anticipated schedules, that they will perform according to expectations or that they will achieve commercial acceptance. The failure of vendor performance or technology performance to meet the Company's expectations or the failure of a technology to achieve commercial acceptance could result in additional capital expenditures by the Company or a reduction in net income due to the recognition of the impairment of assets.

    LICENSE RENEWAL. The Company's international and U.S. wireless licenses are granted for specific periods of time. The most significant U.S. cellular and paging licenses are granted for a period of ten years. Based upon its prior experience with expired licenses and upon FCC rules establishing a presumption in favor of licensees that have substantially complied with their regulatory obligations during the license period, the Company believes that each of its U.S. licenses will be renewed as they expire. The terms of the licenses granted to the Company's international ventures and conditions for license renewal vary from country to country. In some countries, there is no specified mechanism for license renewal and accordingly it is not certain what criteria will be used by the governments of those countries to determine whether the licenses should be renewed. There can be no assurance that any U.S. or international license will be renewed.

    EARNINGS DILUTION. The Company expects to experience start-up losses associated with its recent investment in Egypt and continues to experience start up losses associated with its Korean, Romanian and Indian ventures. In addition, the Company expects to continue to experience losses associated with PrimeCo for the next several years. The Company expects to continue to pursue selected new opportunities in international markets. The Company expects the foregoing to have a dilutive effect on the Company's earnings. In addition, the Company has granted certain restricted stock awards which provide early vesting if the Company meets certain targets for the Company's common stock and operating cash flow. If this happens, the Company would need to accelerate the recognition of compensation expense, which could be material to the Company's results of operations for the quarter in which the goal is achieved. See "Business--Employees."

    On April 6, 1998, the Company acquired the U.S. cellular and PCS interests of MediaOne Group, as described under "Business--Recent Developments." The Company expects earnings per share dilution from the acquisition to reach approximately $0.40 per share in the first full year following the transaction and to decline thereafter. This dilution represents the net amount of amortization of acquisition intangibles, incremental interest expense, preferred dividends and common shares issued, as partially offset by incremental earnings.

    ANTITRUST PROCEEDINGS. The Company believes that its cellular and paging pricing and marketing practices were and are in compliance with antitrust laws. However, the Company was and is a defendant in certain class action complaints and complaints filed by individual agents with respect to its Los Angeles, San Francisco and San Diego cellular operations which allege that the Company conspired to fix retail and wholesale cellular prices. The Company has reached settlements in each of the class action proceedings which in the aggregate will not have a material adverse effect on the Company's financial condition or results of operations. No assurance can be given, however, that any disposition of the remaining proceedings, if adverse to the Company, might not have a material adverse effect on the Company's results of operations in the year of such disposition.

    IMPLICATIONS OF LICENSEE OWNERSHIP STRUCTURE. The Company holds most of its U.S. cellular properties and PCS properties through partnership interests, a number of which are controlling interests. In addition, except for its interests in Europolitan Holdings AB ("Europolitan"), the Company's cellular system in Sweden, and Telecel Communicacoes Pessoais, S.A. ("Telecel"), its cellular system in Portugal, the Company's interests in international wireless licenses are held through foreign entities in which the Company is a significant but not controlling owner. Under the governing documents for certain of these partnerships and corporations, certain key matters such as the approval of business plans and decisions as to the timing and amount of cash distributions require the consent of the Company's partners or may be approved without the consent of the Company. Although the Company has not been materially constrained by the nature of its wireless ownership interests from pursuing its corporate objectives, no assurance can be given that it will not experience difficulty in this regard in the future. The Company may enter into similar arrangements as it participates in ventures formed to pursue additional opportunities.

    RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS. The Company has investments in operations outside the United States and proportionate operating cash flow from these investments represents a substantial portion of total Company proportionate operating cash flow. Investments in international operations are subject to risks and uncertainties which may include taxation, nationalization, inflation, currency fluctuations, increased regulation and approval requirements. Certain Asian countries are currently experiencing severe economic turmoil, resulting in depressed business conditions, volatility in local currencies and ongoing financial market dislocations. In addition to the negative impact that such economic turmoil could have on usage of wireless services, it could also have a negative effect on the ability of the Company's partners to provide their share of the ventures' funding requirements. There can be no assurance that the foregoing risks and uncertainties or that present or future economic turmoil or dislocations will not have a material adverse effect on the Company's business, operating results and financial condition.

    EXCHANGE RATE FLUCTUATIONS. Foreign currency exchange rates may be material to the Company's results of operations. The Company evaluates the risk of significant exchange rate volatility and its ability to hedge against such volatility as part of its decision whether to pursue an international opportunity. A significant weakening against the dollar of the currency of a country where the Company generates revenues or earnings may adversely affect the Company's results, while any weakening of the dollar against such currency could have an adverse effect if the Company is obligated to make significant foreign currency denominated capital investments in such country. The Company attempts to mitigate the effect of certain foreign currency fluctuations through the use of foreign currency contracts and foreign currency denominated credit arrangements. There can be no assurance that the Company will be successful in its foreign currency hedging efforts.

    FRAUD. The cellular industry continues to be subject to fraudulent activity. The Company is working to reduce the negative impacts of fraud in its U.S. markets through the deployment of new technologies and other measures including Fraud Detection Profiler, RF Fingerprinting, authentication, roamer verification and precision roaming. The cost of fraud, including the cost of developing and deploying anti-fraud technologies, will have an impact on the Company's operating results for the foreseeable future.

    THE YEAR 2000 ISSUE. Many of the Company's systems are affected by the year 2000 problem, which refers to the inability of information technology to process dates beyond December 31, 1999. The Company has implemented a comprehensive plan to address the year 2000 problem in its mission critical systems. Mission critical systems are those whose failure poses a risk of disruption to the Company's ability to provide wireless services, to collect revenues, to meet safety standards or to comply with legal requirements. The Company's plan includes (i) the complete inventory of all mission critical systems employed in the Company's consolidated markets and the identification of the hardware and software affected by the year 2000 problem; (ii) modification of the affected systems; and (iii) testing of the modified systems, including testing of systems on an integrated basis. The Company is using both internal and external sources to implement its plan.

    Much of the Company's information technology, including technology associated with its mission critical systems, is purchased from third parties. The Company is dependent on those third parties to assess the impact of the year 2000 problem on the technology they have supplied and to take any necessary corrective action. The Company is monitoring the progress of these third parties and selectively conducting tests to determine whether they have accurately assessed the problem and taken corrective action.

    Based on its current assessments and its remediation plan, which are based in part upon certain representations of third parties, the Company expects that it will not experience a disruption of its operations as a result of the change to the new millennium. However, there can be no assurance that the third parties who have supplied information technology used in the Company's mission critical systems will be successful in taking corrective action in a timely manner. The Company is developing contingency plans with respect to certain key information technology used in its mission critical systems, although there can be no assurance that these contingency plans will successfully avoid service disruption. In addition, the Company's systems are interconnected with public switch telecommunications networks ("PSTNs") and the networks of other service providers who are responsible for addressing the year 2000 problem in their own systems. The ability of the Company's systems to operate is dependent upon such PSTNs and other networks being year 2000 compliant, as to which there can be no assurance.

    If the Company is unsuccessful in its efforts to correct or cause to be corrected its mission critical systems or if third parties with whom the Company's systems interconnect do not correct their systems, the Company could experience significant disruption to its operations, including disruption of its ability to provide certain wireless services and to correctly bill customers resulting in potential revenue loss and increased costs that could have a material adverse effect on the Company's financial condition or results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Basis of Presentation--Year 2000 Compliance."

    IMPACT OF THE PIES ON THE MARKET FOR THE COMMON STOCK. The price of the shares of Common Stock could become more volatile and could be depressed by investors' anticipation of the potential distribution into the market of additional shares of Common Stock as a result of the delivery of shares of Common Stock by MediaOne Group at the maturity of the PIES, by possible sales of shares of Common Stock by investors who view the PIES as a more attractive means of equity participation in the Company and by hedging or arbitrage trading activity that may develop involving the PIES and the Common Stock. The price of the Common Stock could also be impacted by investors' anticipation of the distribution into the market by MediaOne Group of additional shares of Common Stock otherwise than in connection with the PIES. MediaOne Group currently owns a total of 59,313,621 shares of Common Stock (constituting approximately 10.3% of the outstanding Common Stock), up to 26 million shares of which (29,900,000 shares if the Underwriters' over-allotment option is exercised in full) may be delivered at the maturity of the PIES.

                                USE OF PROCEEDS

    The Company will not receive any proceeds from the sale of the PIES or delivery thereunder of the shares of Common Stock by MediaOne Group.

                              CAPITALIZATION TABLE

    The following table sets forth the capitalization of the Company as of June 30, 1998. This table should be read in conjunction with the Consolidated Financial Statements of the Company and related notes thereto included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, incorporated herein by reference, and in its Annual Report on Form 10-K for the year ended December 31, 1997, incorporated herein by reference.

                                                                                               AS OF JUNE 30, 1998
                                                                                               -------------------
                                                                                                   (DOLLARS IN
                                                                                                    MILLIONS)
Current portion of long-term debt............................................................       $      49
                                                                                                      -------
Long-term debt:
  Bank debt and commercial paper.............................................................             949
  Notes due 2001 to 2008.....................................................................           2,000
  Capital lease obligations..................................................................               9
                                                                                                      -------
    Long-term debt, excluding current portion................................................           2,958
                                                                                                      -------
Minority interests in consolidated wireless systems..........................................             372
                                                                                                      -------
Redeemable preferred stocks:
  5.143% Class D Cumulative Preferred Stock, Series 1998.....................................             786
  5.143% Class E Cumulative Preferred Stock, Series 1998.....................................             787
                                                                                                      -------
    Total redeemable preferred stocks........................................................           1,573
                                                                                                      -------
Stockholders' equity:
  Preferred stock and additional paid-in capital:
    6.0% Class B Mandatorily Convertible Preferred Stock, Series 1996........................             500
    4.25% Class C Convertible Preferred Stock, Series 1996...................................             541
  Common stock and additional paid-in capital................................................           7,302
  Retained earnings..........................................................................             715
  Other comprehensive income.................................................................               1
  Deferred compensation......................................................................             (36)
                                                                                                      -------
    Total stockholders' equity...............................................................           9,023
                                                                                                      -------
      Total capitalization...................................................................       $  13,975
                                                                                                      -------
                                                                                                      -------

                          PRICE RANGE OF COMMON STOCK

    The Common Stock is listed on the NYSE and is traded under the symbol "ATI." The following table sets forth the high and low sales prices for the Common Stock, as reported on the NYSE Composite Tape:

                                                                                                       SALES PRICE
                                                                                                   --------------------
1996                                                                                                 HIGH        LOW
-------------------------------------------------------------------------------------------------  ---------  ---------
First Quarter....................................................................................  33 5/8     25 5/8
Second Quarter...................................................................................  33 1/8     27 5/8
Third Quarter....................................................................................  29 5/8     25
Fourth Quarter...................................................................................  28 3/8     24 7/8

1997
-------------------------------------------------------------------------------------------------
First Quarter....................................................................................  29 1/2     22 7/8
Second Quarter...................................................................................  29 1/4     22
Third Quarter....................................................................................  38 1/8     26 15/16
Fourth Quarter...................................................................................  42         33

1998
-------------------------------------------------------------------------------------------------
First Quarter....................................................................................  50 7/8     40 5/16
Second Quarter...................................................................................  58 15/16   46 1/4
Third Quarter through July 30, 1998..............................................................  65 5/8     57 3/16

    On July 30, 1998, the last reported sale price of the Common Stock on the NYSE Composite Tape was 58 1/8 per share. As of June 30, 1998, there were 532,342 holders of record of Common Stock and 573,537,166 shares of Common Stock outstanding.

    Dividends are not currently paid on the Common Stock. The declaration of dividends on the Common Stock is at the discretion of the Board of Directors of the Company. The declaration and payment of future dividends and the amount thereof will be dependent upon the Company's results of operations, financial condition, cash requirements for its business, future prospects and other factors deemed relevant by the Board of Directors.

                                    BUSINESS

GENERAL

    AirTouch Communications, Inc. is the largest wireless telecommunication services company in the world based on the 31.5 million total wireless customers served by the Company and its ventures as of June 30, 1998. Through its operations in the United States, Europe, Asia and North Africa, the Company provides a full range of wireless telecommunications services, including cellular, PCS and paging, and in the future will also provide global satellite communications.

    The Company's principal objective is to be the premier provider of wireless telecommunication services worldwide. To achieve its objective the Company focuses on profitable growth of its existing operations; pursues new wireless licenses in selected countries and ownership increases in existing markets; and pursues other value-creating opportunities around the world.

    The cellular and PCS licenses of the Company and its ventures cover more than 719 million people around the world in 13 countries on four continents. Based on its ownership percentages, the Company's cellular and PCS interests represented approximately 233.8 million POPs and, together with paging customers, 15.1 million proportionate customers as of June 30, 1998.

    Driven by growing worldwide demand for wireless service and acquisitions and new license awards that have more than doubled AirTouch's worldwide presence from 100 million POPs in 1994 to 233 million POPs at June 30, 1998, the Company has experienced significant growth in the number of cellular, PCS and paging customers that it serves, as demonstrated by the following chart:
EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                               END OF PERIOD

                             Proportionate Subscribers (000's)
                                                                   Paging   US Cellular/PCS  International     Totals
                                                          1991        669               558                     1,227
                                                          1992        899               744             35      1,678
                                                          1993      1,269             1,046            160      2,475
                                                          1994      1,647             1,560            388      3,595
                                                          1995      2,474             2,262            797      5,533
                                                          1996      2,895             3,403          1,734      8,032
                                                          1997      3,188             4,401          3,135     10,724
                                                         1997*      3,188             6,867          3,135    13,190*
                                                       6/30/98      3,317             7,572          4,162     15,051
Year over
year growth                                                29%        37%               48%            45%        54%        45%
                               * Restated on a pro forma basis
                        as if the Merger had closed on 1/1/97.
                     1997 growth rate shown is for AirTouch as
                                                     reported.

Year over
year growth         34%        N/A        35%

RECENT DEVELOPMENTS

    On April 6, 1998, the Company and MediaOne Group completed the merger of MediaOne Group's U.S. cellular and PCS interests into the Company. In the Merger, the Company acquired NewVector, which held MediaOne Group's U.S. cellular business, and MediaOne Group's 25% interest in PrimeCo. As a result of the Merger, the Company added 2.5 million proportionate U.S. wireless customers and 35 million proportionate POPs.

    The total value of the Merger was approximately $5.9 billion. The Company issued approximately 59.4 million shares of Common Stock valued at $2.9 billion based on the April 3, 1998 closing price of $49 per share and $1.65 billion of preferred stock and assumed $1.35 billion of debt.

    The Company expects earnings per share dilution from the Merger to reach $0.40 per share in 1999 and to decline thereafter. This dilution represents the net amount of amortization of acquisition intangibles, incremental interest expense, preferred dividends and common shares issued, as partially offset with incremental earnings. The Company plans to pursue cost savings to partially mitigate this dilution, there being no assurance that such plans will be successful.

OVERVIEW OF WIRELESS INDUSTRY

    Wireless telecommunication services are fundamentally changing the way people live and work. Driven by customer preference for the convenience of mobility as well as regulatory liberalization, technological improvements, and lower priced service plans, the number of global wireless customers has reached more than 200 million. Dataquest, a research and analysis company that follows the wireless industry, expects that number to triple by 2001.

    Over the last five years, the number of cellular and PCS subscribers has increased tenfold. Since its introduction in 1983 in the United States, wireless telecommunication has grown dramatically. According to Dataquest, as of June 30, 1998, there were approximately 61 million cellular and PCS subscribers in the United States--representing a penetration rate of approximately 23%. In comparison, Sweden and Japan had penetration rates of approximately 38.1% and 30.6%, respectively, at March 31, 1998 and, like the United States, are expected to experience continued growth. The following table shows industry-wide penetration rates and subscriber growth figures in the 13 countries where AirTouch and its ventures offer wireless telecommunication services:

         ANNUAL HISTORICAL PENETRATION AND SUBSCRIBER GROWTH BY COUNTRY

                                                               % GROWTH IN
                                                             SUBSCRIBERS OVER
                                    PENETRATION                 PRIOR YEAR
                          -------------------------------  --------------------
COUNTRY                     1995       1996       1997       1996       1997
------------------------  ---------  ---------  ---------  ---------  ---------
UNITED STATES                 13.4%      16.8%      21.9%      27.6%      30.7%
GERMANY                        4.7%       6.8%      10.1%      46.4%      49.2%
ITALY                          6.8%      11.2%      19.9%      63.6%      78.6%
SPAIN                          2.3%       7.6%      11.0%     226.9%      44.7%
PORTUGAL                       3.1%       6.7%      15.2%     107.0%     127.2%
BELGIUM                        2.4%       4.7%       9.6%     103.4%     103.9%
SWEDEN                        22.8%      28.3%      36.0%      23.9%      27.4%
POLAND                         0.2%       0.6%       2.3%     158.5%     324.5%
ROMANIA                       0.05%      0.07%      0.56%      36.8%     712.5%
JAPAN                          6.4%      18.4%      28.5%     187.0%      54.7%
SOUTH KOREA                    3.4%       7.0%      14.4%     104.8%     105.0%
INDIA                         0.01%      0.03%      0.09%     321.3%     246.5%
EGYPT                         0.02%      0.08%      0.08%     258.3%      -2.3%

------------------------------

Source: Kagan World Media, Ltd. INTERNATIONAL CELLULAR, January 31, 1996 and
    February 26, 1998. Penetration as of year end.

    As wireless telecommunications continue to evolve, service providers will measure success not just in increased customers but in increased usage. As the quality and cost of wireless telecommunication continue to converge with wireline, wireless is expected to earn a greater share of overall telecommunications usage. By one estimate, in 1996 wireline usage worldwide constituted 98% of the total telecommunication usage, whereas wireless accounted for only 2%. By 2007, it is estimated that 25% of telecommunication usage will occur on wireless networks (STRATEGY ANALYTICS, January 1998).

OVERVIEW OF U.S. CELLULAR AND PCS OPERATIONS

    The Company is the largest provider of cellular and PCS services in the United States based on the 8.9 million total customers served by the Company and its ventures as of June 30, 1998. The Company's U.S. cellular and PCS interests represented approximately 95.2 million POPs and over 7.6 million proportionate customers as of June 30, 1998, and include some of the most attractive cellular markets based upon population size and demographic characteristics.

    The Company controls or shares control over cellular and PCS systems operating in 22 of the 30 largest metropolitan statistical areas in the United States.

                                                   CELLULAR PROPERTIES
-------------------------------------------------------------------------------------------------------------------------
   MSA(1)                                                     POPULATION(2)    PERCENT      POPS
    RANK                    CITY                   STATE          (000)       OWNERSHIP     (000)         BRAND NAME
-------------  ------------------------------  -------------  -------------  -----------  ---------  --------------------
          2    Los Angeles                          CA             14,978         82.30%     12,327  AirTouch Cellular
          5    Detroit-Ann Arbor                    MI              4,596        100.00%      4,596  AirTouch Cellular
         10    San Francisco-Oakland(3)             CA              3,925         47.00%      1,845  CellularOne
         12    Atlanta                              GA              3,235        100.00%      3,235  AirTouch Cellular
         13    San Diego                            CA              2,705        100.00%      2,705  AirTouch Cellular
         14    Minneapolis-St. Paul(4)             MN-WI            2,649        100.00%      2,649  AirTouch Cellular
         15    Phoneix(4)                           AZ              2,519        100.00%      2,519  AirTouch Cellular
         18    Seattle-Everett(4)                   WA              2,165         99.13%      2,146  AirTouch Cellular
         19    Denver-Boulder(4)                    CO              2,162        100.00%      2,162  AirTouch Cellular
         23    Cleveland                            OH              1,835        100.00%      1,835  AirTouch Cellular
         24    Portland(4)                         OR-WA            1,642        100.00%      1,642  AirTouch Cellular
         25    San Jose                             CA              1,600         47.00%        752  CellularOne
         26    Kansas City                         MO-KS            1,539         50.00%        770  CellularOne
         27    Cincinnati                        OH-KY-IN           1,519        100.00%      1,519  AirTouch Cellular
         28    Sacramento                           CA              1,503         49.88%        750  AirTouch Cellular
               Other                                               35,942                    24,510
                                                                   ------                 ---------
               TOTAL UNITED STATES CELLULAR                        84,514                    65,962
                                                                   ------                 ---------

                                                PCS PROPERTIES(6)
-----------------------------------------------------------------------------------------------------------------
   MTA(5)                                                POPULATION(5)     PERCENT         POPS
    RANK                        MARKET                       (000)      OWNERSHIP(7)      (000)       BRAND NAME
-------------            --------------------            -------------  -------------  ------------  ------------
          3    Chicago                                          12,624        50.00%          6,312  PrimeCo
          7    Dallas(8)                                        10,697        40.00%          4,279  PrimeCo
         13    Tampa                                             6,064        50.00%          3,032  PrimeCo
         14    Houston(8)                                        5,832        40.00%          2,333  PrimeCo
         15    Miami                                             5,792        50.00%          2,896  PrimeCo
         17    New Orleans                                       5,235        50.00%          2,618  PrimeCo
         20    Milwaukee                                         4,782        50.00%          2,391  PrimeCo
         23    Richmond                                          4,115        50.00%          2,057  PrimeCo
         33    San Antonio(8)                                    3,518        40.00%          1,407  PrimeCo
         37    Jacksonville                                      2,531        50.00%          1,265  PrimeCo
         47    Honolulu                                          1,210        50.00%            605  PrimeCo
                                                         -------------                 ------------

               TOTAL UNITED STATES PCS                          62,400                       29,195
                                                         -------------                 ------------
               TOTAL UNITED STATES WIRELESS                    146,914                       95,157
                                                         -------------                 ------------
                                                         -------------                 ------------

------------------------------

(1) MSA refers to metropolitan statistical area. There are 306 MSAs in the United States, as determined by Rand McNally and adopted by the FCC to establish coverage areas for cellular networks.

(2) MSA 1996 population figures and rank according to 1997 Paul Kagan Associates, Inc. CELLULAR TELEPHONE ATLAS.

(3) Ownership interest held through CMT Partners, the Company's partnership with AT&T Wireless.

(4) Acquired in the Merger.

(5) There are 51 MTAs, as determined by Rand McNally and adopted by the FCC to establish PCS service areas.

(6) MTA 1996 population figures and rank according to Paul Kagan Associates, Inc. 1996 CELLULAR/PCS POP BOOK.

(7) The Company's percent ownership increased from 25% to 50% as a result of the Merger.

(8) PrimeCo's ownership percentage of Texas MTAs reflects partnership with Texas Utilities.

U.S. CELLULAR OPERATIONS

    MARKETING

    The Company markets its cellular services under the AirTouch Cellular name, with the exception of its systems in the San Francisco Bay Area, Kansas and Missouri, which market service under the CellularOne-Registered Trademark- brand name. The Company sells its service directly to customers through its own sales force, telemarketing centers and the Internet and indirectly through arrangements with independent agents such as consumer electronic stores, specialized cellular stores, automobile dealers and department and other retail stores. In certain markets, the Company's cellular service is sold through resellers who, pursuant to FCC requirements, are allowed to purchase blocks of cellular telephone numbers and to access cellular services at wholesale rates for resale to the public. The Company's costs for attracting new customers (referred to as "selling costs") primarily consist of advertising and marketing costs, costs of direct distribution, including costs related to the Company's stores, sales commissions paid to independent agents or to its own sales force and handset subsidies. The Company has been taking steps to align selling costs with revenues by emphasizing residual or account management payments to agents over upfront commissions and by increasing the proportion of sales through Company-controlled direct distribution channels, which have historically been less costly. As a result of these efforts, average selling costs per new customer for 1997 were about $350, down 13% over 1996.

    PRODUCTS AND SERVICES

    The Company offers analog service in all of its markets and offers digital service in most markets. In most markets the Company offers custom calling services such as voice mail, call forwarding, call waiting, three way calling, no-answer and busy transfer. The Company also offers a variety of other enhanced features, including display messaging, which allows a cellular phone to receive and store voice mail messages, short alphanumeric messages and pages even if the handset is in use or switched off, and enhanced directory assistance, which enables callers to be connected to the party whose number was requested without hanging up and redialing. In many markets, the Company has introduced a pre-paid cellular calling program with no monthly service charge, no contract commitment, and no billings. The Company maintains a customer service department in each of its managed cellular markets for billing and service inquiries. The majority of the Company's customers elect to receive long-distance service from the Company, which it offers as a reseller. Alternatively, customers can select a long-distance provider and be billed directly by that carrier.

    The Company has a variety of pricing plans that differ from market to market. Certain pricing plans feature a fixed monthly access fee and per-minute charges while others offer a fixed monthly price for a bundle of minutes with per-minute charges for excess minutes. Most of the Company's new customers select pricing plans that require them to sign a service contract for one or more years. The Company believes that one of its competitive strengths lies in its ability to offer customers choice through service and handset pricing that appeal to different market segments. Customers seeking safety and convenience are attracted to the low monthly access fees and inexpensive handsets generally available with analog service. To meet the needs of higher volume users, the Company offers digital service with rate plans that include higher monthly access fees and bundles of lower-priced minutes. The Company believes that its pricing plans are generally competitive with those being offered by other providers in the markets in which they are applicable.

    NETWORK

    The Company offers analog service in all of its markets and offers digital service in most markets. The Company's digital service is based on Code Division Multiple Access ("CDMA"), except in the San Francisco Bay Area, Kansas and Missouri, where it is based on Time Division Multiple Access ("TDMA"). The Company's digital networks cover about 70% of the Company's POPs in the United States and in the second quarter approximately 30% of the Company's peak minutes were carried on its digital networks. Because the Company offers dual-mode cellular telephones capable of sending and receiving both analog and certain digital transmissions, the Company's analog and digital cellular customers can roam to virtually any cellular market in the United States.

    The Company believes that digital cellular technology offers certain advantages over analog technology, including substantially increased capacity, greater call privacy, superior voice quality, enhanced services, reduced susceptibility to fraud and the opportunity to provide improved data transmissions. However, the Company expects that analog and digital technologies will continue to coexist for the foreseeable future due to continued demand for analog service and the fact that analog networks provide the only common roaming platform currently available throughout the United States. The Company expects the majority of its capital expenditures in the future to be spent on its digital networks.

    COST STRUCTURE

    The Company's cash costs consist primarily of costs for attracting new customers, as described above under "--Marketing," customer service and billing costs, fees paid to the local telephone service company for interconnection of cellular networks with the wireline telephone network, and general and administrative costs. The Company attempts to decrease its cash costs per customer at a rate equal to declines in average revenue per customer. The Company has taken the following steps to decrease cash costs:

    - increased the scale of its operations through acquisitions, allowing the Company to consolidate common functions and spread costs over a larger customer base;

    - negotiated handset and infrastructure contracts jointly with partners, resulting in lower prices;

    - executed new interconnection agreements with the major local carriers in its markets, resulting in significant savings on interconnect costs; and

    - managed churn and associated selling costs by taking proactive steps to retain customers, including changing customer rate plans and offering free handsets.

    As a result of these and other cost saving efforts, the Company reduced its average monthly cash cost per customer to $29 in 1997, a 19% decline from 1996.

    In addition, ongoing investments by the Company in its networks are necessary in order to increase coverage and capacity. These expenditures are reflected as depreciation expense. In the future, the Company believes the majority of such expenditures will be directed towards increasing digital coverage and capacity.

    JOINT VENTURES

    CMT PARTNERS. In September 1993, the Company and AT&T Wireless (at the time, McCaw Cellular Communications Inc.) formed CMT Partners, an equally owned partnership that holds interests in cellular systems operating in San Francisco, San Jose, Dallas/Ft. Worth, Kansas City and certain adjacent suburban areas. In a related transaction, the Company purchased McCaw's Wichita and Topeka systems. CMT Partners is governed by a four-person committee consisting of two members from each company. CMT Partners has a 15 year term, ending in 2008, which may be extended by either partner or shortened under certain circumstances. Upon dissolution of CMT Partners its assets will be sold unless either the Company or AT&T Wireless elects to have the assets distributed in kind to the partners.

    TOMCOM. The Company and Bell Atlantic are partners in TOMCOM, L.P., a partnership formed to develop technical and service standards for the partners' wireless properties, pursue national marketing strategies, develop information technology, create a national distribution strategy and implement joint purchasing arrangements. TOMCOM is governed by a board composed of three members from AirTouch and three members from Bell Atlantic.

U.S. PCS OPERATIONS

    The Company and Bell Atlantic Mobile are equal partners in PrimeCo Personal Communications, L.P., which owns eleven 30 MHz PCS licenses covering approximately 62 million POPs in the Chicago, Dallas, Tampa, Houston, Miami, New Orleans, Milwaukee, Richmond, San Antonio, Jacksonville and Honolulu markets. The Company's interest in PrimeCo increased from 25% to 50% in connection with the Merger. The PrimeCo markets complement the existing U.S. cellular franchises of the partners. PrimeCo began providing service in November 1996 and as of June 30, 1998, PrimeCo had over 598,000 customers and provided service in more than 20 major cities. The Company expects to continue to make significant capital contributions to PrimeCo and to experience substantial operating losses associated with the start-up phase of the PCS business, which is expected to last several years.

    PrimeCo's success as a competitor depends on the same factors as that of the Company's United States cellular operations. PrimeCo's operations are structured in a manner similar to those of the Company's United States cellular businesses with respect to marketing, products and services and cost structure. PrimeCo initiated service in late 1996 and has not yet achieved the critical size to enable it to achieve all of the economies of scale that the Company's cellular business currently enjoys. PrimeCo, a 100% CDMA-digital network, has recently introduced dual-mode handsets that enable customers to roam on a nationwide basis on analog cellular networks.

    Either the Company or Bell Atlantic may cause PrimeCo to be dissolved on October 20, 2001, and if dissolution occurs the PrimeCo properties will be allocated between them according to agreed upon criteria. Bell Atlantic is subject to certain standstill restrictions with respect to the Company through October 20, 2001, unless such restrictions are earlier terminated or suspended.

INTERNATIONAL CELLULAR OPERATIONS

    The Company has ownership interests, with board representation and significant operating influence, in diverse markets throughout the world. The Company's international cellular interests represented 138.6 million POPs and
4.2 million proportionate customers as of June 30, 1998.

                  OVERVIEW OF INTERNATIONAL CELLULAR VENTURES
        (ALL INFORMATION AS OF JUNE 30, 1998 UNLESS OTHERWISE INDICATED)

                                   Market        Market        Service        Total     Increase                    Total
                                 Population     Penetra-     Initiation      Venture     Over      AirTouch     Licensees in
                                (millions)(1)    tion(2)        Date        Customers   6/30/97   Interest(3)      Market
                                -------------   ---------   -------------   ----------  -------   -----------   -------------
EUROPEAN OPERATIONS:
Germany/D2 PRIVAT.............      81.9          11.3%              6/92   >4,600,000   ~64%        34.8%            4
Italy/OMNITEL.................      57.5          22.5%             10/95    3,900,000   211%        15.5%(4)         3
Spain/AIRTEL..................      39.4          12.1%             10/95    1,508,000    73%        21.7%            3
Portugal/TELECEL..............       9.9          17.4%             10/92      981,000   115%        50.9%            3
Belgium/PROXIMUS..............      10.1          11.5%              1/94(5)   >900,000   74%        25.0%            2
Sweden/EUROPOLITAN............       8.8          38.1%              9/92(5)    528,000   62%        51.1%            4
Poland/PLUS GSM...............      38.5           2.6%             10/96     ~450,000  ~136%        19.3%            3
Romania/CONNEX................      23.2           1.4%              4/97     ~195,000   786%        10.0%(6)         3

ASIAN AND OTHER OPERATIONS:
Japan:                                            30.6%
  DIGITAL PHONE
    COMPANIES(7)..............      77.2                        4/94-7/94    2,672,000    28%        13.0-            7
                                                                                                     15.0%

  DIGITAL TU-KA(8)............      46.3                        1/96-2/97    1,905,000    50%         4.5%            7

South Korea/SHINSEGI TELECOMM
 LTD..........................      45.6          18.5%              4/96    1,537,000   139%        10.7%            5

India                                              0.1%
  Madhya Pradesh/CCIL.........      72.7                             2/97       *                    49.0%            2
  Madras/RPG CELLCOM
    LIMITED...................       6.7                             9/95       *                    20.0%            2
                                                                            ----------
                                                                                29,000    71%

Egypt/MISRFONE(9).............      54.5           0.2%              (n/a9)    n/a    (9)  n/a(9)    30.0%            2
                                                   ---                      ----------
    Total.....................     572.3                                    ~19,205,000

------------------------------

*   Not disclosed

(1) Population estimates as of December 31, 1997 from Kagan World Media, Ltd. INTERNATIONAL CELLULAR, May 29, 1998.

(2) Penetration estimates as of March 31, 1998 from Kagan World Media, Ltd. INTERNATIONAL CELLULAR, May 29, 1998. Market penetration reflects penetration by the cellular industry as a whole and is not specific to the Company's ventures.

(3) Exclusive of any options, warrants or other rights to increase ownership.

(4) Indirect ownership interest through Pronto-Italia S.p.A. The Company holds an option to acquire an additional 6.2% indirect interest in Omnitel-Pronto Italia, which, if exercised, would bring its interest to 21.7%.

(5) The Company acquired its interest after commercial launch. In Belgium, reflects launch of digital system only; analog system was launched in January 1987.

(6) The Company holds an option to purchase an additional 10%.

(7) Includes the Tokyo, Kansai and Central Japan Digital Phone Companies.

(8) Includes Kyushu, Chugoku, Tohoku, Hokkaido, Hokuriku and Shikoku regions. Customers are not included in proportionate customer numbers because the Company accounts for these investments on a cost basis.

(9) License issued on May 5, 1998. The Company anticipates launch of service in the second half of 1999.

    OPERATIONS

    The Company's international ventures rely on the same core competencies for success as its United States business: high quality networks with extensive roaming capabilities, well-established direct and indirect distribution channels, and innovative products and services that appeal to various customer segments. A number of the Company's international ventures are less mature than its United States cellular ventures and accordingly have not yet achieved the critical size that will provide economies of scale from cost reductions and operating efficiencies. However, because the markets are generally newer and less penetrated, they have on average over the past year experienced stronger customer growth than in the United States.

    In addition to being driven by strong overall demand for wireless service, the growth in wireless usage in the Company's international markets is attributable to two factors not present in the United States. The first is known as calling party pays. In most countries, calls received by wireless customers are paid for by the calling party, thereby encouraging customers to distribute their mobile phone numbers widely. The second factor is the popularity of pre-paid pricing plans, which allow customers to have wireless service without minimum monthly access or service charges. These two factors have enabled a large segment of the population who would otherwise be unable to afford wireless service to more fully use the service. Pre-paid customers accounted for about half of the Company's new international customers in the first six months of 1998 and about 25% of its international customer base as of June 30, 1998.

    Due to strong customer growth and usage, 12 of the Company's 16 international ventures currently generate positive operating cash flow. To date, the Company has received $279 million of distributions from its German venture, $12 million from its Swedish venture and $17 million from its Portuguese venture.

    OWNERSHIP RIGHTS AND OBLIGATIONS

    The ownership of the Company's international cellular ventures typically includes majority local ownership at the time of the award of a license, necessitated as a result of political, legal, and economic factors. This frequently changes over time. In structuring its international investments, the Company attempts to obtain operating influence through board representation, the right to appoint certain key members of management and consent rights for significant matters such as capital contributions, incurrence of recourse debt and fundamental corporate transactions. In addition, the Company tries to ensure its ability to maintain a position of influence in its ventures by obtaining rights of first refusal on future sales by other partners and issuances of new equity by the venture. The particular governance rights of the Company vary from venture to venture and are often dependent upon the size of the Company's investment relative to other investors. The Company currently has the majority interest in its Portuguese and Swedish ventures, the largest ownership interest in its Spanish venture, the second largest ownership interest in three of its Japanese ventures, the third largest ownership interest in its Korean and Italian ventures. It also shares the largest ownership interest in its Egyptian venture. In Germany, the Company is the only shareholder other than the majority shareholder, Mannesmann A.G., and in Belgium, the Company is the only other partner in a joint venture with Belgacom.

    TECHNOLOGICAL EXPERTISE

    LEAD TECHNOLOGICAL PARTNER. The Company usually plays the lead role in the design, construction, operation and maintenance of the cellular networks for the ventures in which it has ownership interests. For example, the Company has taken the technical lead in the development of the digital systems in Belgium, Germany, India (Madras and Madhya Pradesh), Italy, Poland, Portugal, Romania, South Korea and Spain, and was integrally involved in the design and construction of three of the systems in Japan. In all of those markets, the Company has appointed the chief technical officer, who is responsible for network construction and technical operations.

    GSM. The Company's cellular systems in Europe and India conform to the GSM digital cellular standard. Developed by a standards body within the European Telecommunications Standards Institute with substantial input from the Company's engineers, the GSM standard is a wide-band TDMA standard substantially different from United States TDMA technology and has been adopted in more than 110 countries worldwide, including all European union member countries Australia, New Zealand, Singapore, Hong Kong and South Africa. The Company's German venture, Mannesmann Mobilfunk GmbH, was the first GSM system to offer commercial service. In 1996 and 1997, one of the Company's employees held the position of Chairman of the GSM MOU Association, an organization with 256 members representing 227 GSM networks that oversees GSM technical standards and promotes the use and evolution of GSM throughout the world.

    JAPAN DIGITAL CELLULAR STANDARD. The technology utilized by the Company's Japanese ventures represents Japan's entry into second-generation cellular communications. The Japan Digital Cellular standard uses a narrowband Japanese TDMA standard that allows enhanced roaming and expanded supplementary services potential. To provide service to customers away from their home regions, all of the Company's Japanese ventures are implementing automatic roaming throughout their combined coverage areas. Customers of any of the companies will be able to initiate and receive calls anywhere within the combined coverage area.

    KOREAN CDMA. The Company's cellular venture in South Korea employs a CDMA technology standard developed by Samsung, Lucent and Hyundai under a license from QUALCOMM, Inc.

    NEW OPPORTUNITIES

    The Company constantly evaluates opportunities to increase its ownership in its existing international ventures, especially where contractual rights of first refusal provide the Company with favorable opportunities. The Company also plans to continue pursuing selected opportunities to acquire new interests in wireless systems throughout the world. The Company believes that its proven technical, operating and marketing expertise makes it a highly desired participant in ventures formed to pursue new international opportunities and that such expertise has been a significant factor in the success of the subsequent license applications by its ventures.

    The Company measures each international investment against a strict set of criteria in determining whether the investment offers an opportunity for value creation. These criteria include the country's demographic factors, the degree of economic, political and regulatory stability, the quality of local partners and the degree to which the Company would control or meaningfully participate in management. Until recently, the Company's primary focus in pursuing licenses has been Europe and Asia; however, the Company has increasingly been considering opportunities in other parts of the world, as demonstrated by its recent investment in Egypt.

    The pursuit of new international wireless telecommunications opportunities is expected to remain highly competitive and may introduce a greater degree of political and currency risk as new opportunities are concentrated in developing economies. The trend toward awarding new licenses on the basis of an auction rather than on merit-based selection criteria may limit the Company's ability to win new licenses, particularly if competing bidders place a higher value on the license or have less stringent return requirements than the Company.

PAGING

    The Company offers local, regional, statewide, and nationwide paging services under the AirTouch Paging brand name in 32 states and the District of Columbia. As of June 30, 1998, the Company had approximately 3.2 million paging units in service in the United States. Based upon industry surveys, the Company is among the largest providers of paging services in the United States and the only large paging company in the United States to achieve and maintain positive net income and free cash flow. The

Company's growth strategy is to offer new services, to provide superior customer service, to refine its distribution channels, and to expand into new geographic markets through start-ups or acquisitions.

OTHER SERVICES

    The Company believes that its focus on wireless services offers the best opportunity for value creation. However, in light of the continuing evolution of telecommunications technology and customer requirements, the Company continuously evaluates the possibility of expanding its operations into lines of business beyond its historical base of high mobility wireless services where such expansion would enhance or complement existing wireless services. Some areas of possible expansion could include: wireless local loop (the construction and operation of dedicated wireless networks designed to compete directly with or substitute for wireline networks); international long-distance service for the Company's wireless subscribers; and international wireline long-distance services that complement the Company's wireless properties. Any decision by the Company to enter any of these lines of business will depend on the Company's evaluation of its ability to create value by employing the assets or expertise of its wireless operations, including networks and customer bases, as well as the standalone attractiveness of the opportunity.

    ARCOR

    The Company owns a 3.37% indirect interest in Mannesmann Arcor K.G. ("Arcor"), Germany's second largest wireline telecommunications company. The interest is owned through a consortium, led by Mannesmann A.G. (the "Consortium"), that has a 74.9% interest in Arcor. Deutsche Bahn, the German national railway company, holds the other 25.1% of Arcor. The Company has an option to increase its 4.5% interest in the Consortium to 9% by 2000. The Company and Mannesmann A.G. currently jointly own Mannesmann Mobilfunk GmbH ("MMO"), Germany's leading cellular operator, which operates under the name D2 Privat. MMO plans to resell Arcor long distance service beginning in 1998, and Arcor has plans to resell MMO's cellular service.

    GLOBALSTAR

    The Company holds a 5.7% interest in Globalstar, L.P. ("Globalstar"), a limited partnership led by Loral Space & Communications Corporation Ltd. ("Loral") and QUALCOMM, Inc. ("QUALCOMM") that will construct and operate a 48 satellite low earth orbit constellation utilizing CDMA technology designed to offer wireless communications services in virtually every populated area of the world. Commercial service is expected to begin in the third quarter of 1999. The Company has the exclusive right to provide Globalstar services in the United States, the Caribbean and eastern Asia (Indonesia, Japan, Malaysia) and, though a partnership with Loral, in Canada and Mexico.

EMPLOYEES

    The Company believes that setting goals for its employees and providing incentives to reach those goals contribute to the Company's success. The Company's current employee goals are to deliver world class performance by ranking first in customer loyalty in every market, ranking in the top 10% of companies in employee satisfaction, and achieving a "stretch" goal of an average annual compound growth in proportionate operating cash flow of 25% from December 31, 1997 or reaching a $65 or higher stock price for 15 consecutive trading days by the end of 2000. No assurance can be given that the Company will meet its employee goals. At June 30, 1998, the Company and its wholly-owned subsidiaries had approximately 12,333 employees. None of the Company's employees are represented by a labor organization, although employees of certain international subsidiaries and joint ventures are represented by labor or trade organizations. Management considers its relations with the Company's employees to be good.

REGULATION

    UNITED STATES

    GENERAL. The Company's U. S. cellular, paging and PCS licenses are issued and regulated by the FCC. In addition, the Company's U.S. wireless operations are subject to public utility regulation in the states in which service is provided and to local regulations. States are preempted from regulating cellular and paging rates and market entry but may regulate certain other terms and conditions of service. The Company does not anticipate that state regulation will interfere with efficient operation of its wireless businesses. The location and construction of wireless service facilities are also often subject to state or local zoning, land use and other local regulation and fees.

    TELECOMMUNICATIONS ACT OF 1996 AND FCC IMPLEMENTATION. This Act, which fundamentally changed the rules and regulations under which all U.S. providers of telecommunications services operate, did not impose rate regulation on wireless operators. Among other things, the Act modified certain requirements for interconnection between local telephone companies and commercial mobile radio service carriers and established requirements for wireline number portability. The Company has executed cellular interconnection agreements with the major local carriers in its managed markets with terms of between one and three years. These agreements resulted in substantial savings on the Company's interconnect costs in 1997. The FCC extended number portability requirements to wireless carriers following the passage of the Act. Number portability is the ability of customers to retain telephone numbers if they change landline or wireless carriers. FCC rules require carriers such as the Company to provide certain number portability services by December 31, 1998, and to complete local number portability services by June 30, 1999. The Company and other wireless industry groups have petitioned the FCC for a delay in the June 30, 1999, implementation date. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    PAGING MARKET AREA LICENSING. In February 1997, the FCC issued an order significantly altering the manner in which paging licenses will be offered in the future, changing from the "site" or transmitter by transmitter licenses previously awarded to "market area" licenses which will be auctioned beginning in late 1998. Previously awarded "site" licenses are not affected.

    INTERNATIONAL

    The Company's international cellular and paging operations provide services pursuant to the terms of licenses granted by the telecommunications agency or similar supervisory authority in the various countries. Such agencies typically also promulgate and enforce regulations regarding the construction and operation of network equipment. Other regulations commonly encountered in international markets include legal restrictions on the percentage ownership of telecommunications licensees by foreign entities such as the Company, and transfer restrictions or governmental approval requirements regarding changes in the ownership of such licensees.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

    The following tables set forth selected historical data for the Company on a GAAP basis. Except for capital expenditures and capital calls, the data for each of the five years ended December 31, 1997 were derived from the Company's audited financial statements. Data for the quarters ended March 31, 1998 and March 31, 1997 were derived from the unaudited quarterly financial statements. The following information should be read in conjunction with the audited Consolidated Financial Statements, including the accompanying notes, of the Company which are included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and in its Quarterly Report on Form 10-Q for the period ended March 31, 1998 and which are incorporated herein by reference.

                                                           THREE MONTHS
                                                              ENDED
                                                             MARCH 31                     YEAR ENDED DECEMBER 31
                                                       --------------------  ------------------------------------------------
                                                         1998       1997       1997(a)      1996(a)      1995       1994(b)
                                                       ---------  ---------  -----------  -----------  ---------  -----------
                                                                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
Operating revenues...................................  $     958  $     836   $   3,594    $   2,252   $   1,619   $   1,247
Operating income.....................................  $     234  $     208   $     706    $     281   $     113   $      73
Equity in net income of unconsolidated wireless
  systems............................................  $      77  $       8   $     200    $     133   $     152   $     110
Interest:
  Expense............................................  $     (19) $     (26)  $     (90)   $     (52)  $     (13)  $     (10)
  Income.............................................  $       6  $       5   $      18    $      14   $      35   $      55
Income from operations(c)............................  $     167  $      77   $     448    $     199   $     132   $      98
Preferred dividends..................................  $      14  $      13   $      54    $      20   $      --   $      --
Net income applicable to common stockholders.........  $     153  $      64   $     394    $     179   $     132   $      98
Per share data:
  Income from operations(c)
    Basic and diluted................................  $    0.33  $    0.15   $    0.89    $    0.40   $    0.27   $    0.20
  Net income applicable to common stockholders
    Basic and diluted................................  $    0.30  $    0.13   $    0.78    $    0.36   $    0.27   $    0.20


                                                         1993(b)
                                                       -----------

INCOME STATEMENT DATA
Operating revenues...................................   $   1,058
Operating income.....................................   $     129
Equity in net income of unconsolidated wireless
  systems............................................   $      32
Interest:
  Expense............................................   $     (22)
  Income.............................................   $      12
Income from operations(c)............................   $      41
Preferred dividends..................................   $      --
Net income applicable to common stockholders.........   $      35
Per share data:
  Income from operations(c)
    Basic and diluted................................   $    0.09
  Net income applicable to common stockholders
    Basic and diluted................................   $    0.08

                                                           MARCH 31                          DECEMBER 31
                                                     --------------------  ------------------------------------------------
                                                       1998       1997       1997(a)      1996(a)      1995       1994(b)
                                                     ---------  ---------  -----------  -----------  ---------  -----------
                                                                             (DOLLARS IN MILLIONS)
BALANCE SHEET DATA
Investments in unconsolidated wireless systems.....  $   2,382  $   1,888   $   2,068    $   1,992   $   3,076   $   1,698
Intangible assets, net.............................  $   3,279  $   3,358   $   3,297    $   3,409   $     606   $     471
Total assets.......................................  $   9,401  $   8,486   $   8,970    $   8,524   $   5,648   $   4,488
Long-term debt, including current portion..........  $   1,534  $   1,622   $   1,419    $   1,669   $     906   $     130
Total stockholders' equity.........................  $   5,918  $   5,114   $   5,529    $   5,062   $   3,751   $   3,459

OTHER DATA
Working capital (deficit)..........................  $      30  $     (44)  $    (254)   $    (120)  $      19   $     736
Capital expenditures and capital calls, excluding
  acquisitions(d)..................................  $     265  $     164   $   1,023    $     890   $   1,015   $     494


                                                       1993(b)
                                                     -----------

BALANCE SHEET DATA
Investments in unconsolidated wireless systems.....   $   1,155
Intangible assets, net.............................   $     413
Total assets.......................................   $   4,077
Long-term debt, including current portion..........   $      79
Total stockholders' equity.........................   $   3,337
OTHER DATA
Working capital (deficit)..........................   $   1,347
Capital expenditures and capital calls, excluding
  acquisitions(d)..................................   $     304

------------------------------

(a) In December 1996, the Company obtained a controlling interest in Telecel. The Company consolidated Telecel's Balance Sheet as of December 31, 1996 and began consolidating Telecel's results of operations on January 1, 1997. In August 1996, the Company completed its acquisition of Cellular Communications, Inc. See Note F, "Partnerships and Acquisitions," to the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 for further information.

(b) Prior to April 1, 1994, the Company was an 86.1% owned subsidiary of Pacific Telesis Group ("Telesis"). On April 1, 1994, the Company was spun off from Telesis. Prior to December 3, 1993, the Company was 100% owned by Telesis.

(c) Income before preferred dividends (1997 and 1996) and cumulative effect of accounting changes (1993).

(d) For the three months ended March 31 and the year ended December 31.

             SELECTED HISTORICAL CONSOLIDATED DATA BY BUSINESS UNIT

    The following tables set forth the results of operations for selected business units of the Company on a GAAP basis. The following unaudited financial information is provided to facilitate the discussion and analysis of the results of the Company's operations. Effective August 16, 1996, the Company owned 100% of CCI and New Par (referred to elsewhere herein as "Great Lakes" market). The Pro Forma 1996 column for U.S. cellular operations presents the results as if the Great Lakes market had been wholly owned and consolidated during the year ended December 31, 1996.

    On December 31, 1996, the Company consolidated Telecel after acquiring a 51% controlling interest. The Pro Forma 1996 column for International Operations presents the results for the year ended December 31, 1996 as if (1) Telecel had been consolidated and the Company's ownership interest in Telecel had been 51% and (2) the Company's 1997 ownership interests in its unconsolidated wireless systems had been the ownership interests during the corresponding periods of 1996.

    This table should be read in conjunction with the management's discussion and analysis herein and with the Consolidated Financial Statements, including the accompanying notes, of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, incorporated herein by reference and in its Quarterly Report on Form 10-Q for the period ended March 31, 1998, incorporated herein by reference.

                                                               THREE MONTHS
                                                                  ENDED                     YEAR ENDED DECEMBER 31
                                                                 MARCH 31        --------------------------------------------
                                                           --------------------                         PRO FORMA
                                                             1998       1997       1997       1996       1996(E)      1995
                                                           ---------  ---------  ---------  ---------  -----------  ---------
                                                                                 (DOLLARS IN MILLIONS)
U.S. CELLULAR OPERATIONS
  Service and other revenues.............................  $     617  $     557  $   2,351  $   1,634   $   2,092   $   1,145
  Equipment sales........................................         30         28        125         60          81          44
                                                           ---------  ---------  ---------  ---------  -----------  ---------
  Operating revenues.....................................        647        585      2,476      1,694       2,173       1,189
                                                           ---------  ---------  ---------  ---------  -----------  ---------
  Operating expenses before depreciation
    and amortization expenses............................        359        316      1,452      1,055       1,301         771
  Depreciation and amortization expenses.................         98         94        381        240         350         128
                                                           ---------  ---------  ---------  ---------  -----------  ---------
  Operating income.......................................        190        175        643        399         522         290
  Equity in net income (loss) of unconsolidated
    wireless systems.....................................         30         30        121        200         105         197
  Minority interests in net (income) loss of
    consolidated wireless systems........................        (21)       (24)       (70)       (71)        (71)        (56)
  Other (income) expense included in equity
    income and minority interests(a).....................         (4)        (4)       (26)         1         (23)        (15)
                                                           ---------  ---------  ---------  ---------  -----------  ---------
  U.S. cellular operating contribution
    to net income(b).....................................  $     195  $     177  $     668  $     529   $     533   $     416
                                                           ---------  ---------  ---------  ---------  -----------  ---------
                                                           ---------  ---------  ---------  ---------  -----------  ---------
U.S. PAGING OPERATIONS
  Service and other revenues.............................  $      88  $      79  $     330  $     293      --       $     220
  Equipment sales........................................         10          9         39         50      --              45
                                                           ---------  ---------  ---------  ---------               ---------
  Operating revenues.....................................         98         88        369        343      --             265
                                                           ---------  ---------  ---------  ---------               ---------
  Operating expenses before depreciation
    and amortization expenses............................         68         63        261        255      --             190
  Depreciation and amortization expenses.................         19         18         74         64      --              43
                                                           ---------  ---------  ---------  ---------               ---------
  Operating income.......................................  $      11  $       7  $      34  $      24      --       $      32
                                                           ---------  ---------  ---------  ---------               ---------
                                                           ---------  ---------  ---------  ---------               ---------
  Operating cash flow(c).................................  $      30  $      25  $     108  $      88      --       $      75
  Operating cash flow margin(d)..........................       30.6%      28.4%      29.3%      25.7%     --            28.3%
                                                           ---------  ---------  ---------  ---------               ---------
                                                           ---------  ---------  ---------  ---------               ---------

             SELECTED HISTORICAL CONSOLIDATED DATA BY BUSINESS UNIT

                                                            THREE MONTHS
                                                               ENDED                     YEAR ENDED DECEMBER 31
                                                              MARCH 31        --------------------------------------------
                                                        --------------------                         PRO FORMA
                                                          1998       1997       1997       1996       1996(F)      1995
                                                        ---------  ---------  ---------  ---------  -----------  ---------
                                                                              (DOLLARS IN MILLIONS)
INTERNATIONAL OPERATIONS
  Service and other revenues..........................  $     198  $     151  $     685  $     190   $     521   $     133
  Equipment sales.....................................         15         12         66         22          62          19
                                                        ---------  ---------  ---------  ---------  -----------  ---------
  Operating revenues..................................        213        163        751        212         583         152
                                                        ---------  ---------  ---------  ---------  -----------  ---------
  Operating expenses before depreciation
    and amortization expenses.........................        134        104        551        239         479         214
  Depreciation and amortization expenses..............         25         21         85         34          68          27
                                                        ---------  ---------  ---------  ---------  -----------  ---------
  Operating income (loss).............................         54         38        115        (61)         36         (89)
  Equity in net income (loss) of unconsolidated
    wireless systems..................................         81         10        199        (18)        (42)        (36)
  Minority interests in net (income) loss of
    consolidated wireless systems.....................        (22)       (15)       (49)       (24)        (49)         20
  Other (income) expense included in equity
    income and minority interests(a)..................         62         52        181        198         155          75
                                                        ---------  ---------  ---------  ---------  -----------  ---------
  International operating contribution
    to net income(b)..................................  $     175  $      85  $     446  $      95   $     100   $     (30)
                                                        ---------  ---------  ---------  ---------  -----------  ---------
                                                        ---------  ---------  ---------  ---------  -----------  ---------

------------------------------
(a) Represents income taxes and non-operating expenses or income included in equity in net income (loss) of unconsolidated wireless systems and in minority interests in net (income) loss of consolidated wireless systems.
(b) Represents the Company's share of combined operating income of consolidated and unconsolidated U.S. cellular and international operations, net of the interests of minority and equity partners (equal to proportionate operating income).
(c) Operating cash flow is defined as operating income plus depreciation and amortization and is not the same as cash flow from operating activities in the Company's Consolidated Statements of Cash Flows. Proportionate operating cash flow represents the Company's ownership interests in the respective entities' operating cash flows. As such, proportionate operating cash flow does not represent cash available to the Company.
(d) Operating cash flow margin is calculated by dividing "Operating cash flow" by "Service and other revenues."
(e) Adjusted to present results as if the Great Lakes market had been wholly owned and consolidated during the year ended December 31, 1996.
(f) Adjusted to present results for the year ended December 31, 1996 as if (1) Telecel had been consolidated and the Company's ownership interest in Telecel had been 51% and (2) the Company's 1997 ownership interests in its unconsolidated wireless systems had been the ownership interests during the corresponding periods in 1996.

                     SELECTED HISTORICAL PROPORTIONATE DATA

    The following tables are not required by GAAP and are not intended to replace the Company's Consolidated Financial Statements prepared in accordance with GAAP. They are presented to provide supplemental data and have not been audited. Because significant assets of the Company are not consolidated and because of the substantial effect of the formation of certain entities on year-to-year comparability of the Company's consolidated financial results, the Company believes that proportionate financial and operating data facilitates the understanding and assessment of its Consolidated Financial Statements.

    Under GAAP, the Company consolidates the entities in which it has a direct controlling interest and uses the equity method to account for entities over which the Company has significant influence but does not have a direct controlling interest. In contrast, proportionate accounting reflects the Company's relative ownership interests in operating revenues and expenses for both its consolidated and equity method entities. For example, U.S. cellular proportionate results present the Company's share--its percentage ownership--for all significant U.S. cellular operations, including those corporations and partnerships where the Company does not own more than 50%. Similarly, total proportionate results show the Company's share of all its significant worldwide operations.

    Net income is the same under GAAP and proportionate presentations.

                                                    THREE MONTHS
                                                       ENDED
                                                      MARCH 31                       YEAR ENDED DECEMBER 31
                                                --------------------  -----------------------------------------------------
                                                  1998       1997       1997       1996       1995       1994       1993
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                           (DOLLARS IN MILLIONS)
TOTAL COMPANY
  Service and other revenues..................  $   1,355  $   1,113  $   4,907  $   3,925  $   2,679  $   1,799  $   1,228
  Operating expenses before
    depreciation and amortization
    expenses(1)...............................        808        700      3,171      2,801      1,976      1,293        876
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Operating cash flow(2)......................        547        413      1,736      1,124        703        506        352
  Depreciation and amortization
    expenses..................................        216        188        789        603        406        334        254
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Operating income............................  $     331  $     225  $     947  $     521  $     297  $     172  $      98
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income applicable to common
    stockholders..............................  $     153  $      64  $     394  $     179  $     132  $      98  $      35
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Operating cash flow margin(3)...............       40.4%      37.1%      35.4%      28.6%      26.2%      28.1%      28.7%

U.S. CELLULAR OPERATIONS
  Service and other revenues..................  $     621  $     562  $   2,363  $   1,984  $   1,523  $   1,160  $     892
  Cost of revenues............................         63         57        236        222        188        136        116
  Selling and customer operations
    expenses(1)...............................        225        197        902        781        591        423        299
  General, administrative, and
    other expenses............................         36         36        169        160        139        122         97
  Depreciation and amortization
    expenses..................................        102         95        388        292        189        186        165
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Operating income............................  $     195  $     177  $     668  $     529  $     416  $     293  $     215
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Operating cash flow(2)......................  $     297  $     272  $   1,056  $     821  $     605  $     479  $     380
  Operating cash flow margin(3)...............       47.8%      48.4%      44.7%      41.4%      39.7%      41.3%      42.6%

                     SELECTED HISTORICAL PROPORTIONATE DATA

                                                    THREE MONTHS
                                                       ENDED
                                                      MARCH 31                       YEAR ENDED DECEMBER 31
                                                --------------------  -----------------------------------------------------
                                                  1998       1997       1997       1996       1995       1994       1993
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                           (DOLLARS IN MILLIONS)
INTERNATIONAL OPERATIONS
  Service and other revenues..................  $     626  $     470  $   2,181  $   1,640  $     918  $     435  $     175
  Operating expenses before
    depreciation and amortization
    expenses(1)...............................        370        321      1,452      1,319        794        405        205
  Depreciation and amortization
    expenses..................................         81         64        283        226        154         96         48
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Operating income (loss).....................  $     175  $      85  $     446  $      95  $     (30) $     (66) $     (78)
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Operating cash flow(2)......................  $     256  $     149  $     729  $     321  $     124  $      30  $     (30)
  Operating cash flow margin(3)...............       40.9%      31.7%      33.4%      19.6%      13.5%       6.9%     (17.1)%

U.S. PAGING OPERATIONS(4)
  Service and other revenues(5)...............  $      89  $      79  $     330  $     297  $     226  $     189  $     149
  Operating expenses before
    depreciation and amortization
    expenses..................................         59         54        222        209        151        122         99
  Depreciation and amortization
    expenses..................................         19         18         74         64         43         37         31
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Operating income............................  $      11  $       7  $      34  $      24  $      32  $      30  $      19
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Operating cash flow(2)......................  $      30  $      25  $     108  $      88  $      75  $      67  $      50
  Operating cash flow margin(3)...............       33.7%      31.6%      32.7%      29.6%      33.2%      35.4%      33.6%

U.S. PCS OPERATIONS(6)
  Service and other revenues..................  $      19  $       3  $      33  $       1  $  --      $  --      $  --

------------------------------
(1) Includes net losses on equipment sold to acquire and retain customers.
(2) Operating cash flow is defined as operating income plus depreciation and amortization and is not the same as cash flow from operating activities in the Company's Consolidated Statements of Cash Flows. Proportionate operating cash flow represents the Company's ownership interests in the respective entities' operating cash flows. As such, proportionate operating cash flow does not represent cash available to the Company.
(3) Operating cash flow margin is calculated by dividing "Operating cash flow" by "Service and other revenues."
(4) U.S. Paging Operations, which are wholly owned by the Company, include operations in Canada.
(5) Includes any gain or loss on equipment sales.
(6) PCS data relates to PrimeCo, in which the Company had a 25% interest as of March 31, 1998, which was prior to the Merger. Because PrimeCo does not own 100% of all its markets, the Company's overall effective ownership in these markets is slightly less.

             RECENT FINANCIAL DEVELOPMENTS ON A PROPORTIONATE BASIS

    On July 22, the Company announced its earnings for the second quarter of fiscal 1998 which ended June 30, 1998. The following tables set forth selected unaudited pro forma and historical Income Statement data for the periods presented.

    The pro forma proportionate data reflect the Merger as if it had been effective as of the beginning of each period presented, after giving effect to the purchase method of accounting and other merger-related adjustments. Changes to these adjustments are expected as valuations and appraisals of the acquired assets and liabilities are completed. However, based on the preliminary results of the appraisal of assets and liabilities acquired, such changes are not expected to be material. These selected pro forma proportionate data are intended for informational purposes only and are not necessarily indicative of the future results of operations of the combined Company or the results of operations of the combined Company that would have actually occurred.

                                                        HISTORICAL PROPORTIONATE
                                                                                          PRO FORMA PROPORTIONATE
                                                        ------------------------  ---------------------------------------
                                                        SIX MONTHS ENDED JUNE 30  SIX MONTHS ENDED JUNE 30
                                                                                                             YEAR ENDED
                                                        ------------------------  ------------------------  DECEMBER 31,
                                                           1998         1997         1998         1997          1997
                                                        -----------  -----------  -----------  -----------  -------------
                                                                              (DOLLARS IN MILLIONS)
TOTAL COMPANY
  Service and other revenues..........................   $   3,153    $   2,311    $   3,479    $   2,891     $   6,094
  Operating expenses before depreciation and
    amortization expenses(1)..........................       1,898        1,472        2,106        1,839         3,958
                                                        -----------  -----------  -----------  -----------       ------
  Operating cash flow(2)..............................       1,255          839        1,373        1,052         2,136
  Depreciation and amortization expenses..............         551          378          673          589         1,218
                                                        -----------  -----------  -----------  -----------       ------
  Operating income....................................   $     704    $     461    $     700    $     463     $     918
                                                        -----------  -----------  -----------  -----------       ------
                                                        -----------  -----------  -----------  -----------       ------
  Net income applicable to common stockholders........   $     300    $     170    $     262    $      95     $     226
                                                        -----------  -----------  -----------  -----------       ------
                                                        -----------  -----------  -----------  -----------       ------
  Operating cash flow margin(3).......................        39.8%        36.3%        39.5%        36.4%         35.1%

U.S. CELLULAR OPERATIONS
  Service and other revenues..........................   $   1,566    $   1,166    $   1,873    $   1,736     $   3,516
  Cost of revenues....................................         161          118          190          186           349
  Selling and customer operations expenses(1).........         556          406          676          613         1,377
  General, administrative, and other expenses.........          96           74          119          114           255
                                                        -----------  -----------               -----------       ------
  Operating cash flow(2)..............................         753          568          888          823         1,535
  Depreciation and amortization expenses..............         305          191          413          381           775
                                                        -----------  -----------  -----------  -----------       ------
  Operating income....................................   $     448    $     377    $     475    $     442     $     760
                                                        -----------  -----------  -----------  -----------       ------
                                                        -----------  -----------  -----------  -----------       ------
  Operating cash flow margin(3).......................        48.1%        48.7%        47.4%        47.4%         43.7%

U.S. PCS OPERATIONS(6)
  Service and other revenues..........................   $      66    $      10    $      86    $      20     $      68

INTERNATIONAL OPERATIONS
  Service and other revenues..........................   $   1,339    $     977           --           --            --
  Operating expenses before depreciation and
    amortization expenses(1)..........................         806          678           --           --            --
                                                        -----------  -----------
  Operating cash flow(2)..............................         533          299           --           --            --
  Depreciation and amortization expenses..............         167          131           --           --            --
                                                        -----------  -----------
  Operating income....................................   $     366    $     168           --           --            --
                                                        -----------  -----------
                                                        -----------  -----------
  Operating cash flow margin(3).......................        39.8%        30.6%          --           --            --

             RECENT FINANCIAL DEVELOPMENTS ON A PROPORTIONATE BASIS

                                                                                            HISTORICAL PROPORTIONATE
                                                                                            ------------------------
                                                                                            SIX MONTHS ENDED JUNE 30
                                                                                            ------------------------
                                                                                               1998         1997
                                                                                            -----------  -----------
                                                                                             (DOLLARS IN MILLIONS)

U.S. PAGING OPERATIONS(4)
  Net operating revenues(5)...............................................................   $     181    $     160
  Operating expenses before depreciation and amortization expenses........................         121          107
                                                                                            -----------  -----------
  Operating cash flow(2)..................................................................          60           53
  Depreciation and amortization expenses..................................................          38           37
                                                                                            -----------  -----------
  Operating income........................................................................   $      22    $      16
                                                                                            -----------  -----------
                                                                                            -----------  -----------
  Operating cash flow margin(3)...........................................................        33.1%        33.1%

------------------------------

(1) Includes net losses on equipment sold to acquire and retain customers.

(2) Operating cash flow is defined as operating income plus depreciation and amortization and is not the same as cash flow from operating activities in the Company's Consolidated Statements of Cash Flows. Proportionate operating cash flow represents the Company's ownership interests in the respective entities' operating cash flows. As such, proportionate operating cash flow does not represent cash available to the Company.

(3) Operating cash flow margin is calculated by dividing "Operating cash flow" by "Service and other revenues" or in the case of U.S. Paging Operations, dividing "Operating cash flow" by "Net operating revenues."

(4) U.S. Paging Operations, which are wholly owned by the Company, include operations in Canada.

(5) Includes any gain or loss on equipment sales.

(6) PCS data relates to PrimeCo Personal Communications, L.P., a U.S. personal communications service business in which the Company has a 50% interest including the interest acquired in the Merger. Because PrimeCo does not own 100% of all its markets, the Company's overall effective ownership in these markets is slightly less than 50%.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

GENERAL

    Management's discussion and analysis is intended to assist in the understanding and assessment of significant changes and trends related to the results of operations and financial condition of the Company together with its subsidiaries and partnerships. This discussion and analysis should be read in conjunction with the Company's Consolidated Financial Statements and accompanying Notes included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, and the Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, incorporated herein by reference.

BASIS OF PRESENTATION

    CONSOLIDATION V. THE EQUITY METHOD

    In accordance with GAAP, the Company consolidates revenues and expenses of each subsidiary and partnership in which the Company has a direct controlling interest. The Company uses the equity method to record the operating results of entities in which the Company has significant influence, but does not have a direct controlling interest. Consolidated operating revenues and expenses during 1997, 1996, and 1995 principally included six U.S. cellular markets, all U.S. paging markets, and Europolitan, the Company's cellular system in Sweden. On December 31, 1996, AirTouch consolidated Telecel, its cellular system in Portugal, subsequent to acquiring a controlling interest and, accordingly, Telecel's results were included in consolidated results for the year ended December 31, 1997. The six U.S. cellular markets included in consolidated revenues and expenses during 1997, 1996, and 1995 were Los Angeles, Sacramento, Atlanta, San Diego, Wichita, and Topeka. In addition, the Company began consolidating the results of its Great Lakes market (cellular properties in Michigan and Ohio, including Detroit, Cleveland and Columbus) on August 16, 1996, the date on which AirTouch completed its acquisition of the remaining capital stock of Cellular Communications, Inc. ("CCI") that it did not already own. For further information regarding this acquisition, see "1997 v. Pro Forma 1996."

    GAAP V. PROPORTIONATE PRESENTATION

    Proportionate information is included as supplementary information in the discussion and analysis of results of operations for the Company's U.S. cellular and international operations. Proportionate presentation is a pro rata consolidation which reflects the Company's share of revenues and expenses in both its consolidated and unconsolidated wireless systems, net of interests of minority and equity partners. Proportionate results are calculated by multiplying the Company's ownership interest in each wireless system by each system's total operating results, whereas the presentation prepared in accordance with GAAP requires consolidation of wireless systems controlled by the Company and the equity method of accounting for wireless systems in which the Company has significant influence, but not a direct controlling interest.

    Net income is the same under both GAAP and proportionate presentations.

    Proportionate presentation is not required by GAAP, nor is it intended to replace the consolidated operating results prepared and presented in accordance with GAAP. However, since significant wireless systems are not consolidated, proportionate information is provided as supplemental data to facilitate a more detailed understanding and assessment of consolidated operating results prepared and presented in accordance with GAAP.

    COMPOSITION OF OPERATING REVENUES AND EXPENSES

    Operating revenues include cellular and paging service revenues, as well as equipment sales. Cellular service revenues primarily consist of charges for air time use, monthly network access fees, and in-bound roaming charges (in-bound roaming refers to use of the Company's wireless networks by customers of other cellular carriers). Paging service revenues primarily consist of paging service charges and rentals of paging units in the United States. Equipment sales consist of revenues from sales of cellular telephones, pagers, and accessories. Equipment sales are not a primary part of the Company's cellular or paging businesses. Rather, the Company offers cellular and paging equipment at competitive prices, which are often at or below cost, as an incentive for new customers to subscribe to its cellular and paging services. The Company also offers discounted or free equipment as an incentive for certain existing customers to remain a subscriber to its wireless services. For purposes of proportionate presentation, the Company reflects the net loss on sales of cellular telephones as a selling and customer operations expense.

    Operating expenses include: cost of revenues; cost of equipment sales; selling and customer operations expenses; general, administrative, and other expenses; and depreciation and amortization expenses. Cost of revenues primarily consists of cellular and paging network operating costs, interconnection fees assessed by local exchange carriers, and costs of cellular roaming fraud. Interconnection costs have fixed and variable components. The fixed component of interconnection costs consists of monthly flat-rate fees for facilities leased from local exchange carriers. The variable component of interconnection costs, which fluctuates in relation to the level of cellular calls and paging messages, consists of per-minute use fees charged by local exchange carriers for cellular calls or paging messages terminating on their networks. Selling and customer operations expenses primarily consist of compensation to sales channels; salaries, wages, and related benefits for sales and customer service personnel; and billing, advertising, and promotional expenses. General, administrative, and other expenses primarily consist of salaries, wages, and related benefits for general and administrative personnel, international license application costs, bad debt, and other overhead expenses. Depreciation and amortization primarily consists of depreciation recorded for the Company's cellular and paging networks and amortization of intangibles such as wireless license costs, subscriber lists, and goodwill.

    YEAR 2000 COMPLIANCE.

    Many of the Company's systems are affected by the year 2000 problem, which refers to the inability of information technology to process dates beyond December 31, 1999. The Company has implemented a comprehensive plan to address the year 2000 problem in its mission critical systems. Mission critical systems are those whose failure poses a risk of disruption to the Company's ability to provide wireless services, to collect revenues, to meet safety standards or to comply with legal requirements. The Company's plan includes (i) the complete inventory of all mission critical systems employed in the Company's consolidated markets and the identification of the hardware and software affected by the year 2000 problem; (ii) modification of the affected systems; and (iii) testing of the modified systems, including testing of systems on an integrated basis. The Company is using both internal and external sources to implement its plan.

    Much of the Company's information technology, including technology associated with its mission critical systems, is purchased from third parties. The Company is dependent on those third parties to assess the impact of the year 2000 problem on the technology they have supplied and to take any necessary corrective action. The Company is monitoring the progress of these third parties and selectively conducting tests to determine whether they have accurately assessed the problem and taken corrective action.

    Based on its current assessments and its remediation plan, which are based in part upon certain representations of third parties, the Company expects that it will not experience a disruption of its operations as a result of the change to the new millennium. However, there can be no assurance that the third parties who have supplied information technology used in the Company's mission critical systems will be successful in taking corrective action in a timely manner. The Company is developing contingency plans with respect to certain key information technology used in its mission critical systems, although there can be no assurance that these contingency plans will successfully avoid service disruption. In addition, the Company's systems are interconnected with PSTNs and the networks of other service providers who are responsible for addressing the year 2000 problem in their own systems. The ability of the Company's systems to operate is dependent upon such PSTNs and other networks being year 2000 compliant, as to which there can be no assurance.

    While costs incurred to date to address the year 2000 problem have not been material, the Company expects to incur incremental consolidated pre-tax expenses of approximately $75 million through the end of 1999 to implement its plan for its mission critical systems. In addition, the Company has redeployed internal resources to address the problem. The substantial majority of these expenses will be incurred in the second half of 1998 and the first half of 1999. Additionally, the Company will incur capitalized costs that represent ongoing investment in new systems and system upgrades, the timing of which is being accelerated in order to facilitate year 2000 compliance and which are not expected to have a material impact on the Company's financial position or results of operations. This estimate assumes that third party suppliers have accurately assessed the compliance of their products and that they will successfully correct the issue in non-compliant products and that they will successfully correct the issue in non-compliant products. Because of the complexity of correcting the year 2000 problem, actual costs may vary from this estimate. Subject to these assumptions, the Company's guidance for 1998 as described under "Summary-- Outlook for 1998" includes the impact of the estimated costs for 1998.

    If the Company is unsuccessful in its efforts to correct or cause to be corrected its mission critical systems or if third parties with whom the Company's systems interconnect do not correct their systems, the Company could experience significant disruption to its operations, including disruption of its ability to provide certain wireless services and to correctly bill customers resulting in potential revenue loss and increased costs that could have a material adverse effect on the Company's financial condition or results of operations.

    Management believes that the original manufacturers of handsets and pagers are primarily liable for failures of such products. However, in the event of such product failures, the Company could experience service revenue loss and be required to incur additional costs to furnish customers with replacement equipment on a temporary or permanent basis to prevent further service revenue loss.

RESULTS OF OPERATIONS

    The following discussions compare the results of operations for the quarter ended March 31, 1998 to the quarter ended March 31, 1997 and the results of operations for the year ended December 31, 1997 to the year ended December 31, 1996. The operating results of these periods are not necessarily indicative of operating results in future periods. The following comparative information should be read in conjunction with the Consolidated Financial Statements and accompanying Notes for each period discussed, as well as the information presented in all other sections of management's discussion and analysis. Because the Merger was effective on April 6, 1998, results of operations do not include the properties acquired from MediaOne. See "Pro Forma Condensed Combined Financial Statements" for a description of the Merger and certain pro forma financial statements.

    CONSOLIDATED RESULTS OF OPERATIONS

    First Quarter 1998 v. First Quarter 1997. Consolidated operating revenues increased 15% while consolidated operating income rose 13% primarily as a result of substantial subscriber growth in the Company's U.S. and international cellular markets. Increases in equity in net income of unconsolidated international wireless systems is primarily attributable to continued growth in the subscriber base by the wireless systems operated by the Company's equity investees.

    The net change in miscellaneous income (expense) was primarily related to foreign currency exchange losses and reflects the unfavorable changes in foreign currency exchange rates compared to the U.S. Dollar.

    Excluding the effect of equity in net income of unconsolidated international wireless systems and the effect of foreign consolidated entities, the effective tax rates were approximately 40% and 45% for the three-month periods ended March 31, 1998 and 1997, respectively.

    1997 v. 1996. Improvements in consolidated operating income resulted primarily from increases in the operating income of U.S. cellular and international operations. As indicated in the U.S. cellular and international operations' discussions, the increase in consolidated operating income resulted from consolidation during 1997 of the Great Lakes (Michigan and Ohio) market and Telecel, as well as substantial subscriber growth in U.S. and international cellular markets.

    The decrease in U.S. equity in net income (loss) of unconsolidated wireless systems was attributable to consolidation of the Great Lakes market beginning August 16, 1996 as a result of the Company's acquisition of CCI (see "1997 v. Pro Forma 1996") and increased operating losses of PrimeCo associated with the start-up phase of the PCS business. Decreases due to consolidation of the Great Lakes market and increased losses of PrimeCo were partially offset by improved operating results of CMT Partners. The improvements in international equity in net income (loss) of unconsolidated wireless systems were due primarily to improved profitability resulting from substantial growth in the subscriber base and, secondarily, to favorable adjustments resulting from changes in estimates based on the Company's assessment of various tax positions recorded in 1997.

    The increases in interest expense resulted from higher average debt balances and a reduction in capitalized interest as the related assets under construction were placed in service.

    The decrease in miscellaneous income was primarily attributable to a $56 million gain recorded during 1996 for the sale of Dansk Mobiltelefon AB ("DMT"), an investment held by Europolitan. Net of minority interest and taxes, the sale of DMT resulted in a $6 million increase in consolidated net income.

    Excluding the effect of equity in net income (loss) of unconsolidated international wireless systems, foreign income tax rate differences and minority interest for consolidated international operations, and a 1996 reduction in the valuation allowance related to consolidated international operations, the effective tax rates were approximately 43% and 44% for the years ended December 31, 1997 and 1996, respectively.

U.S. CELLULAR OPERATIONS

    First Quarter 1998 v. First Quarter 1997. The improvement in the Company's U.S. cellular operating revenues was primarily the result of a 26% increase in subscribers. Continued customer growth in U.S. cellular's consolidated markets was primarily achieved through advertising and by continuing to offer competitive incentive programs such as waived service establishment charges, discounted monthly access fees, discounted cellular handsets, discounted air time packages, promotional air time credits at the beginning of service contracts, options to purchase bundled minutes of use at fixed monthly rates, and reduced or fixed rates for off-peak usage and roaming. Year-over-year revenue improvement associated with the increase in subscribers was partially offset by a 12% decline in revenue per minute of use (excluding revenue from equipment sales) primarily attributable to continued penetration of consumer markets and to rate reductions and discounts offered to new and existing customers in response to increasing competition. In addition, average revenue per customer (excluding revenue from equipment sales) declined 12%. Consumer usage patterns contributed to declines in average revenue per customer because consumers typically use their telephones more during lower-rate, off-peak calling periods. The Company anticipates increasing competitive pressure to result in continuing price declines and reduced customer growth rates in the near term and possibly in future years, which could reduce revenues of its U.S. cellular operations compared to current revenue levels. The Company expects the shift toward consumer markets and such increasing competitive pressures to continue to result in declines in average revenue per customer and revenue per minute of use. However, the Company believes that, over time, declining prices and other factors may lead to increases in per subscriber usage as customers shift their calling from landline to wireless networks.

    U.S. cellular operating margins remained relatively constant year-over-year, going from 29.9% in 1997 to 29.4% in 1998. Operating cash flow margins (operating margins excluding the effect of depreciation and amortization expenses) moved slightly downward from 46.0% during 1997 to 44.5% during 1998. The stability in operating margins despite a decline in revenue per minute of use resulted from a decline of 10% in the cash cost per minute of use (including the loss on equipment sales). Decreases in average revenue per customer were partially offset by decreases in the average cash costs per customer (including the loss on equipment sales) of 10%. Decreases in cash costs resulted from several factors, including increased economies of scale, reductions in roaming fraud, a reduction in interconnection rates, declines in handset costs and reductions in handset subsidies offered to customers, and a shift to lower cost sales channels. The Company continues to focus on improving customer service and on its customer incentive programs designed to retain existing customers. Retaining customers is significantly less expensive than replacing customers who discontinue service.

    Depreciation and amortization expenses increased 4% during 1998 primarily due to depreciation of larger property, plant, and equipment balances associated with digital cellular deployment across all consolidated markets. U.S. cellular operations' equity in net income (loss) of unconsolidated wireless systems remained constant and primarily reflects the operating results of CMT Partners.

    1997 v. Pro Forma 1996. Effective August 16, 1996, AirTouch acquired the remaining 63% of CCI's capital stock that it did not already own. As a result of the acquisition, AirTouch now owns 100% of CCI and New Par, the equally owned partnership between the Company and CCI that operated cellular properties in Michigan and Ohio prior to the merger. Accordingly, the operating results of CCI and New Par (referred to elsewhere in management's discussion and analysis as the "Great Lakes" market) are reflected in equity earnings at the Company's ownership interest prior to the merger and in consolidated results at 100% thereafter. Since the actual results of operations for the years ended December 31, 1997 and 1996 are not comparable, pro forma results for the year ended December 31, 1996 are included in the table set forth on page 31 to reflect results as if the Great Lakes market had been wholly owned and consolidated during all of 1996.

    The improvement in U.S. cellular consolidated operating revenues during the year ended December 31, 1997, was due to an approximate 30% increase in total minutes of use attributable primarily to a 26% increase in subscribers, partially offset by an approximate 14% decline in average revenue per minute of use. The average revenue per customer declined approximately 13% comparing the year ended December 31, 1997 to the year ended December 31, 1996. The Company achieved customer growth in its consolidated markets through advertising and by continuing to offer competitive incentive programs such as waived service establishment charges, discounted monthly access fees, discounted cellular handsets, discounted air time packages, promotional air time credits at the beginning of service contracts, options to purchase bundled minutes of use at fixed monthly rates, and reduced or fixed rates for off-peak usage and roaming. The declines in average revenue per customer and average revenue per minute of use were primarily attributable to continued penetration of consumer markets and to rate reductions and discounts offered to new and existing customers in response to increasing competition. Consumer usage patterns contributed to declines in average revenue per customer because consumers typically use their telephones more during lower-rate, off-peak calling periods. Declines in average revenue per customer and average revenue per minute of use were partially offset by a slight increase in minutes of use per customer during 1997, as compared to the prior year. The Company anticipates increasing competitive pressure to result in continuing price declines and reduced customer growth rates in the near term and possibly in future years, which could reduce revenues in the Company's U.S. cellular business compared to current revenue levels. The Company expects the shift toward consumer markets and such increasing competitive pressures to continue to result in declines in average revenue per customer and average revenue per minute of use. However, the Company believes, that over time, declining prices and other factors will result in migration of minutes of use from landline systems to the Company's wireless systems.

    U.S. cellular operating margins increased from 24% during 1996 to 26% during 1997. Operating cash flow margins (operating margins excluding the effect of depreciation and amortization expenses) increased from 40% during 1996 to 41% during 1997. Improvements in operating margins despite a 14% decline in average revenue per minute of use resulted from a greater decline of 16% in the average cash cost per minute of use (including the loss on equipment sales). The average revenue per customer declined 13%, while the average cash cost per customer (including the loss on equipment sales) declined 15%. Declining cash costs per customer and per minute of use reflect the Company's continuing efforts to reduce cash costs more rapidly than the related declines in average revenue per customer and average revenue per minute of use. Decreases in average cash costs resulted from several factors, including increased economies of scale, reductions in roaming fraud, a reduction in interconnection rates, declines in handset costs and reductions in handset subsidies offered to customers, and a shift in customer acquisitions to lower-cost direct sales channels. The Company has also reduced the rate at which customers discontinue service ("churn") by continually improving customer service and increasing its focus on customer incentive programs designed to retain existing customers, which is significantly less expensive than replacing customers who discontinue service. Depreciation and amortization increased 9%, due primarily to depreciation of significantly larger property, plant, and equipment balances associated with analog network expansion and digital cellular deployment across all consolidated markets.

    The improvement in U.S. cellular equity in net income (loss) of unconsolidated wireless systems resulted from improved operating results of CMT Partners. Consistent with the Company's consolidated U.S. markets, CMT Partners achieved increased earnings through substantial customer growth and significant reductions in the average cash cost per customer, partially offset by declines in average revenue per customer.

U.S. PAGING OPERATIONS

    First Quarter 1998 v. First Quarter 1997. Operating revenues increased 11% primarily due to a 7% increase in paging units in service and a 3% increase in the average revenue per unit in service. Operating cash flow margins (operating margins excluding the effect of depreciation and amortization) increased from 28.4% to 30.6% due to increased service and other revenues, partially offset by moderate increases in network operating costs necessary to serve the expanded customer base.

    1997 v. 1996. Operating revenues increased approximately 8%, due primarily to a 9% increase in paging units in service, partially offset by an approximate 3% decline in the average revenue per unit in service. Increased revenues associated with subscriber growth were also offset by declines in pager sales attributable to decreases in the number of units in service added. Operating cash flow margins (operating margins excluding the effect of depreciation and amortization) increased from 26% to 29%, due to increased service and other revenues and lower costs of paging equipment sales attributable to declines in units in service added, partially offset by moderate increases in network operating costs necessary to serve the expanded customer base. Increased service and other revenues resulted from growth in paging units in service, a shift from paging service sold at wholesale rates through resellers to service sold directly by the Company or through retail sales channels, and retail service price increases in selected markets. Increased depreciation and amortization resulted from expansion of paging networks and higher depreciation of more expensive leased alphanumeric pagers, which comprised a larger percentage of leased pagers during 1997.

INTERNATIONAL OPERATIONS

    First Quarter 1998 v. First Quarter 1997. International operating revenues increased 31% over the first quarter of 1997 primarily due to an increase of approximately 100% in Europolitan's and Telecel's combined subscribers. The increase in operating revenues associated with the increase in subscribers was partially offset by a 33% decrease in Europolitan's and Telecel's combined average revenue per customer and unfavorable changes in foreign exchange rates compared to the U.S. Dollar. If foreign exchange rates had remained constant, operating revenues would have increased by 46%. Operating margins improved 2.1 percentage points in 1998 primarily from substantial subscriber growth and a 38% decline in the combined cash cost per customer achieved as Europolitan's and Telecel's operations continued to gain operating scale. If foreign exchange rates had remained constant, the operating margin would have increased 3.1 percentage points.

    The significant improvement in equity in net income of international unconsolidated wireless systems was primarily due to strong operating results achieved by the Company's equity investees in Europe. Improved results in these wireless systems resulted primarily from increasing economies of scale and continued subscriber growth, partially offset by overall declines in the average revenue per customer. Equity income increases were partially offset by unfavorable movements in foreign currency exchange rates.

    1997 v. Pro Forma 1996. Actual consolidated international operating results presented in the tables for the year ended December 31, 1996 included on page 32 reflect the operations of Europolitan, the Company's 51%-owned cellular system in Sweden. On December 31, 1996, the Company consolidated Telecel, its cellular system in Portugal, subsequent to acquiring a 51% controlling interest and, accordingly, consolidated international operating results presented in the preceding table for the year ended December 31, 1997 reflect the operations of both Telecel and Europolitan. Operating results for other international markets are reflected in equity in net income (loss) of unconsolidated wireless systems during all periods presented. Since the actual results of operations for each period are not comparable, pro forma results for the year ended December 31, 1996 are included in the table set forth on page 32 to reflect results, as described in footnote (f) of that table.

    The increase in operating revenues resulted primarily from an 80% increase in Europolitan and Telecel's combined average subscribers, partially offset by a 25% decrease in Europolitan and Telecel's combined average revenue per customer and unfavorable changes in foreign exchange rates compared to the U.S. Dollar. If foreign exchange rates had remained constant, operating revenues would have increased 46%. Operating margins improved from 6% during 1996 to 15% during 1997, due primarily to substantial subscriber growth and rapidly declining cash costs per customer achieved as Europolitan and Telecel's operations continued to gain operating scale. If foreign exchange rates had remained constant, operating income would have increased 344%.

    Improvement in equity in net income (loss) of unconsolidated wireless systems was due to improved operating results in Europe and Japan. Improved results in these wireless systems resulted primarily from increasing economies of scale and continued subscriber growth, partially offset by overall declines in the average revenue per customer. In addition, the Company recognized certain favorable adjustments resulting from changes in estimates based on the Company's assessment of various tax positions. Improvements were also partially offset by unfavorable movements in all foreign currency exchange rates.

    Other Matters Affecting International Operations

    Foreign Currencies. The Company engages in risk management activities to hedge foreign currency denominated investments and firm capital commitments. The Company does not engage in speculative foreign exchange activities.

    The Company's foreign exposures primarily take the form of equity investments in foreign wireless systems and are viewed as long-term assets valued in the local currency, translated into United States dollars and reported in the Company's financial statements. The Company hedges a portion of these investments with forward foreign currency exchange contracts and foreign currency denominated loans. These hedges are in accordance with the Company's objective to offset the United States dollar values of foreign currency denominated assets with foreign currency denominated liabilities. The accounting treatment is described in Note A, "Summary of Significant Accounting Policies--Financial Instruments," to the Consolidated Financial Statements for the year ended December 31, 1997.

    Virtually all of the Company's economic hedges qualify as hedges under accounting rules. Non-qualifying hedges relate to cost method investments that do not qualify for hedge accounting or mismatches between the hedge instruments and the hedged investments due to equity losses of foreign wireless systems during start-up. All gains and losses pertaining to hedges that do not qualify for hedge accounting are included in net income.

    Deferred Taxes. International equity in net income (loss) of unconsolidated wireless systems included tax benefits of $30 million and $10 million in 1997 and 1996, respectively. These tax benefits are recorded in "Equity in net income
(loss) of unconsolidated wireless systems" on the Consolidated Statements of Income. The tax benefits were recorded as an asset that represents future benefits the international unconsolidated wireless systems will receive by deducting the net operating losses from future taxable income. At December 31, 1997, the Company's proportionate share of deferred tax assets of its international equity investees was approximately $161 million, which was offset by a valuation allowance of approximately $84 million. While the Company believes that it is more likely than not that the net deferred tax assets will be fully realized, there can be no assurance this will happen as certain factors beyond the control of the equity investees and the Company, such as deteriorating local economic conditions and increasing competition, can affect future timing and amounts of taxable income.

MARKET RISK

INTEREST AND FOREIGN EXCHANGE RATE RISKS

    The Company is exposed to risks of unfavorable movements in interest and foreign currency exchange rates. In certain cases, the Company enters into derivative financial instrument contracts to manage its exposure to such risks. With respect to foreign currency exchange rate risk, the Company enters into forward foreign currency exchange contracts ("forward contracts") to hedge its net investment in its international wireless systems and to manage risks associated with firm capital commitments denominated in foreign currencies. With respect to interest rate risks, the Company attempts to mitigate its exposure to interest rate changes and to minimize its costs of funds using interest rate swaps. In general interest rate swaps are used to convert variable-rate debt to fixed-rate debt and to reduce interest rate risk associated with future borrowings. The Company does not enter any such arrangements for purposes of trading or speculation. Additionally, the Company does not anticipate any near-term changes in the nature of its market risk exposures or in management's objectives and strategies with respect to managing such exposures.

    As of December 31, 1997, the Company's financial instruments that are subject to interest and foreign currency exchange rate risks included long-term debt with an aggregate fair value of $1.4 billion and forward contracts with an aggregate positive market value of $60 million. The long-term debt was denominated in U.S. Dollars, Swedish Krona, German Deutschmarks, Japanese Yen, and Portuguese Escudos. The forward contracts were denominated in German Deutschmarks, Japanese Yen, Belgian Francs, Spanish Pesetas, Italian Lira, Korean Won, Portuguese Escudos, and Swedish Krona. Long-term debt held in the U.S. and denominated in U.S. Dollars totaled approximately $1 billion, which included $900 million in public debt bearing interest at fixed rates between 7.0% and 7.5% and $70 million in commercial paper bearing interest at a variable money market rate. Long-term debt held in the U.S. also included $180 million denominated in German Deutschmarks bearing interest at a weighted average Deutschmark interest rate of 3.87%. In addition, as of December 31, 1997, Europolitan and Telecel also held various long-term debt instruments totaling $148 million and $55 million, respectively, all of which were denominated in their domestic currencies. The remaining long-term debt consisted of individually insignificant, fixed-rate instruments predominantly denominated in U.S. Dollars. See Note H, "Debt and Credit Facilities," to the Consolidated Financial Statements for the year ended December 31, 1997 for further detailed information concerning the Company's debt instruments and credit facilities.

    The Company uses a statistical modeling technique known as "value-at-risk" ("VAR") to compute required disclosures of the maximum probable loss, within a certain confidence level, in the fair value of its financial instruments subject to interest and foreign currency exchange rate risks. VAR may be calculated using several types of models. The Company uses the "variance/co-variance" model, which calculates VAR based on the actual historical volatility of the related interest and foreign exchange rates and the actual historical correlation of such rates with one another. The Company's calculations were based on the actual correlation of such rates observed during the preceding year, a 95% confidence level, and a one-year holding period for each financial instrument (except for those instruments maturing prior to December 31, 1998). The model was applied to all of the Company's debt instruments and forward contracts. With respect to foreign exchange rate risk, the VAR for the Company's debt instruments and forward contracts was $18 million and $49 million, respectively. With respect to interest rate risk, the VAR for the Company's debt instruments and forward contracts was $58 million and $53 million, respectively.

    VAR amounts are statistical estimates representing the maximum probable loss in fair value that the Company could incur given a certain confidence level (i.e., with 95% certainty, the value of the instruments included in the VAR model is not likely to decline more than the VAR amounts shown above due to movements in the relevant market rates). VAR amounts do not represent actual losses which will be incurred by the Company. In addition, although changes in market rates may adversely impact the fair value of the Company's debt instruments, market rate changes will have an immaterial impact on earnings or cash flows since the majority of the Company's existing debt bears interest at fixed rates. Further, potential changes in the fair value of forward contracts will be offset by changes in the fair value of the underlying asset hedged by the forward contract.

EQUITY PRICE RISK

    The Company also holds a cost-based, available-for-sale investment in common stock and warrants for common stock of QUALCOMM, Inc., a publicly traded company in the U.S. In accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the investment in common stock of QUALCOMM is reported at its market value of $55 million in the Company's financial statements for the year ended December 31, 1997. The Company's investment in QUALCOMM is subject to equity price risks. A 10% decline in the price of QUALCOMM stock would result in a $6 million decrease in the fair value of the Company's investment.

    In addition to QUALCOMM, the Company holds certain cost-based investments in Globalstar L.P. (a satellite-based wireless communications partnership), a German landline telephone company, a Japanese long distance company, certain smaller U.S. cellular properties, and certain Japanese cellular properties. As of December 31, 1997, investment balances for these entities totaled $110 million and were reported in "Investments in unconsolidated wireless systems," in the Company's Consolidated Balance Sheets. These investments also expose the Company to risk of loss; however, it is not practicable to estimate the fair value of these investments as quoted market prices are not available and alternative information which might be relevant to estimating such fair value is not readily available to the Company. Accordingly, it is not practicable to provide information concerning sensitivity to relevant market rates for these investments.

LIQUIDITY AND CAPITAL RESOURCES

    The Company defines liquidity as its ability to generate resources to finance business expansion, construct capital assets, and pay its current obligations. The Company requires substantial capital to operate and expand its existing wireless systems, to construct new wireless systems, and to acquire interests in existing wireless systems.

CAPITAL SPENDING, DEBT SERVICE, AND DIVIDEND REQUIREMENTS

    The Company spent $171 million during the first quarter of 1998 for additions to property, plant, and equipment primarily to increase cellular and paging network system capacity. The Company invested an additional $137 million during the first quarter of 1998 in its unconsolidated wireless systems to fund the expansion and build-out of cellular and PCS networks and to purchase interests in certain cellular systems. The Company also paid $13 million during the first quarter of 1998 for preferred dividends.

    During 1997, the Company incurred capital expenditures of $683 million for additions to property, plant, and equipment for its consolidated wireless networks and other capital expenditures, primarily to increase cellular and paging network capacity and to expand customer operations functions necessary to support customer growth. The Company invested an additional $445 million in its unconsolidated wireless systems to fund the expansion and build-out of cellular and PCS networks and to increase its interest in certain systems. In addition to capital funding, the Company elected to retire $179 million of long-term debt in the U.S. prior to its maturity. The Company also paid $54 million in preferred dividends and reduced its net commercial paper and debt position approximately $42 million.

FUNDING OF CAPITAL SPENDING, DEBT SERVICE, AND DIVIDEND REQUIREMENTS

    In the first quarter of 1998, cash flows from operations of $142 million, proceeds from the issuance of commercial paper and other long-term debt, and proceeds from the exercise of stock options were the primary sources utilized to fund capital requirements, preferred dividends, debt service, and net distributions to minority partners.

    In 1997, cash flows from operations of $1.3 billion, combined with beginning cash balances, proceeds from the issuance of common stock, and net proceeds from other investing and financing activities, were sufficient to fund net debt retirement, capital requirements, preferred dividend obligations, and net distributions to minority partners.

FUTURE FUNDING REQUIREMENTS

    The Company will continue to be required to make substantial expenditures in connection with its efforts to expand its existing wireless business and, potentially, to pursue opportunities to expand into new markets. U.S. and international capital expenditures and contributions to unconsolidated wireless systems for existing operations are expected to be approximately $1.4 billion from March 31, 1998 through the end of 1998, including the impact of the Merger.

CONSOLIDATED EXPENDITURES

    The Company plans to incur significant capital expenditures in its consolidated U.S. markets to expand its existing analog and CDMA digital wireless networks and to construct and deploy new digital wireless networks to meet current and future capacity requirements resulting from both subscriber growth and increased network use by existing customers. The Company now offers CDMA digital cellular service in all of its AirTouch-branded U.S. cellular markets.

    The Company's 1997 capital expenditures for digital technology surpassed 1997 capital expenditures for analog technology, and the Company expects annual digital spending to continue to be greater than annual analog spending for the foreseeable future. Digital networks enable significant increases in the

Company's cellular network capacity and allow the Company to offer additional services and features comparable to those available on digital networks operating at PCS frequencies. Accordingly, the Company anticipates that a significant portion of its future U.S. wireless network traffic will migrate to digital service as customers take advantage of enhanced digital features such as greater call privacy and security, superior voice quality, reduced susceptibility to fraud and the opportunity to provide improved data transmissions. However, both analog and digital technologies are expected to coexist for the foreseeable future due to continued demand for analog service and the fact that analog networks provide the only common roaming platform currently available throughout the United States.

    Management believes that a viable analog market will continue to exist for the foreseeable future to serve customers who do not desire digital features or who do not wish to purchase new digital handsets. With respect to roaming capabilities, the Company believes that a significant portion of its digital and analog customer base, as well as customers of other carriers who roam on the Company's networks, will continue to require access to nationwide analog networks in the United States. Accordingly, the Company plans to maintain and, as required, expand its analog networks and to offer dual-mode (analog/CDMA digital), dual-band (cellular/PCS frequencies) handsets in each of its U.S. markets to facilitate the greatest possible roaming capabilities for its customers.

    At March 31, 1998, excluding the impact of the Merger, the Company's existing U.S. and international operations were committed to spend approximately $286 million for the acquisition of property, plant, and equipment and approximately $147 million for the purchase of cellular handsets, pagers, and other items. For the remainder of 1998 the Company plans to make additional capital expenditures of approximately $600 million, including the impact of the Merger, to increase the capacity of its existing wireless networks and to continue deployment of CDMA digital technology.

    In addition, the FCC has recently adopted rules requiring carriers such as the Company to provide customers in the U.S. with local number portability, the ability for customers to retain their telephone numbers if they choose to switch landline or wireless carriers. Providing this functionality will result in additional capital requirements and operating expenses in future years. FCC rules require the Company to provide certain local number portability services by December 31, 1998 and to provide complete local number portability services by June 30, 1999. The Company and certain wireless industry groups have petitioned the FCC for a delay in the June 30, 1999 implementation date. The Company has not yet fully assessed the cost of complying with the FCC's number portability rules; such costs could be material to the Company's results of operations or financial position in future reporting periods.

    The Company will also be required to upgrade its wireless networks in the U.S. to provide certain functionality to authorized law enforcement agencies. In this regard, the FCC has adopted rules requiring wireless carriers to electronically provide "Emergency 911" authorities with the physical location of wireless callers requesting emergency assistance. In addition, new U.S. Federal laws pursuant to the Communications Assistance Law Enforcement Act ("CALEA") will require the Company to provide law enforcement agencies with certain network functionality and other assistance in criminal investigations, including digital wiretapping capabilities. The FCC rules concerning "Emergency 911" services and CALEA both require the responsible government agencies to reimburse the Company for its costs incurred to upgrade its networks and to provide on-going assistance to law enforcement agencies; however, the Company can provide no assurance that all such costs will be recoverable.

UNCONSOLIDATED WIRELESS SYSTEMS

    As of March 31, 1998, commitments for capital contributions to existing unconsolidated wireless systems were not significant. However, the Company plans to make additional capital contributions of approximately $265 million, including the impact of the Merger, during the remainder of 1998 to certain of its existing U.S. and international unconsolidated wireless systems, including contributions to PrimeCo to fund its operating losses and the continuing build-out of its PCS networks.

    On March 4, 1998, the Company announced that a venture, of which it is a member, was named the winner of a nationwide cellular service license in Egypt. The venture bid $516 million for the license, of which the Company's share is expected to be approximately $155 million. In addition to the license cost, the Company could be required to begin funding operations of the Egyptian venture during 1998. The Company continually evaluates opportunities to increase its ownership interests in its existing international wireless systems and to acquire interests in new international wireless licenses, either of which could result in incremental capital commitments.

OTHER REQUIREMENTS

    In October 1997, the Company's Board of Directors authorized the repurchase of up to $1 billion of AirTouch common and preferred stock. The Company plans to buy shares on the open market from time to time, based on market conditions.

FINANCING SOURCES

    In March 1996, the Company initiated a commercial paper program consisting of the sale of discounted notes that are exempt from registration under the Securities Act of 1933. The Company's Board of Directors authorized the issuance of commercial paper in amounts necessary to finance the Company's working capital requirements, provided that the amount outstanding under the commercial paper program, together with all indebtedness incurred under the Company's $2 billion long-term revolving credit facility (the "Facility"), does not in the aggregate exceed $2 billion.

    In addition to its Facility and commercial paper program, the Company may obtain any required financing under its Registration Statement on Form S-3 (Reg. No. 33-56645) of which this Prospectus is a part, which registered $2.5 billion in various forms of debt and equity securities (the "Shelf"). As of June 30, 1998, there had been no issues pursuant to the Shelf. The Company has undertaken an offering of DEM 400 million 5.5% Notes due 2008. The Company intends to use the proceeds of that offering to retire commercial paper and borrowings under the Facility. Approximately $1 billion is expected to be available under the Shelf after giving effect to the offer and sale of the Common Stock by MediaOne Group pursuant to the PIES and based upon the last reported sale price of the Common Stock on the NYSE Composite Tape. Under a prior registration statement, the Company issued a series of Notes in an aggregate principal amount of $1.6 billion due 2001, 2003, 2005, 2006 and 2008.

FUNDING OF FUTURE REQUIREMENTS

    The Company anticipates cash flows from operations to be its primary source of funding for capital requirements of its existing operations, debt service, and preferred dividends through the end of 1998, including the Company's incremental debt service and preferred dividend obligations resulting from the Merger. However, should additional funding be required due to award of one or more new international cellular licenses, new investment opportunities, other unanticipated events, or the repurchase of AirTouch common or preferred stock, the Company may raise the required funds through borrowings or public or private sales of debt or equity securities. Such funding may be obtained through borrowings under the Facility; through the Company's commercial paper program; from additional securities which may be issued from time to time under the Shelf; through the issuance of securities in a transaction exempt from registration under the Securities Act of 1933; or a combination of one or more of the foregoing. The Company believes, that in the event of such requirements, it will be able to access the capital markets on terms and in amounts adequate to meet its objectives. However, given the possibility of changes in market conditions or other occurrences, there can be no certainty that such funding will be available in quantities or on terms favorable to the Company.

               PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

    The following unaudited Pro Forma Condensed Combined Balance Sheet combine
(1) the historical consolidated balance sheets of the Company and its subsidiaries and NewVector and its subsidiaries as if the Merger had been effected on March 31, 1998 and after giving effect to the purchase method of accounting and other merger-related adjustments described in the accompanying explanatory notes, and (2) MediaOne Group's 25% interest in PrimeCo as if the interest had been acquired on March 31, 1998 and after giving effect to related adjustments described in the accompanying explanatory notes. The following unaudited Pro Forma Condensed Combined Statements of Income present the combined results of operations of the Company, NewVector and MediaOne Group's interest in PrimeCo as if the Merger had been effected on January 1 of each period presented and after giving effect to the purchase method of accounting and other merger-related adjustments described in the accompanying explanatory notes.

BASIS OF PRESENTATION

DESCRIPTION OF TRANSACTION

    On April 6, 1998 (the "Effective Date"), the Company acquired NewVector and MediaOne Group's 25% interest in PrimeCo pursuant to the Agreement and Plan of Merger dated as of January 29, 1998 among U S WEST, Inc., MediaOne Group, NewVector, U S WEST PCS Holdings, Inc. ("Holdings") and the Company (the "Agreement"), filed as Exhibit 2.1 to the Company's Current Report on Form 8-K, Date of Report: January 29, 1998. On the Effective Date, NewVector and Holdings (the wholly owned subsidiary of MediaOne Group that held MediaOne Group's interest in PrimeCo) merged into the Company, with the Company surviving.

    In the Merger, the Company issued approximately 59.4 million shares of the Company's Common Stock with an approximate fair value of $2.9 billion based on the closing price of $49 on the Effective Date. The Company also issued 825,000 shares of the Company's 5.143% Class D Cumulative Preferred Stock, Series 1998, and 825,000 shares of its 5.143% Class E Cumulative Preferred Stock, Series 1998 (together, the "Preferred Stock") having an aggregate face value of approximately $1.65 billion with a liquidation amount of $1,000 per share. In the Merger, the Company assumed $1.35 billion of debt associated with the acquired businesses, which it refinanced through the issuance of commercial paper and debt issues under its shelf Registration Statement.

METHOD OF ACCOUNTING

    The acquisition of NewVector and MediaOne Group's interest in PrimeCo is accounted for by the Company under the purchase method of accounting in accordance with APB Opinion No. 16, "Business Combinations," and the acquired PrimeCo interest is accounted for under the equity method in accordance with APB Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock." Accordingly these methods of accounting have been applied in the Pro Forma Condensed Combined Financial Statements.

DETERMINATION OF PURCHASE PRICE

    In accordance with APB Opinion No. 16, "Business Combinations," the purchase price recorded is based on the fair value of the Common Stock and Preferred Stock issued pursuant to the Merger as of the Effective Date. Excluding the assumption of NewVector and PrimeCo debt totaling $1.35 billion and merger-related expenses, the purchase price for the acquisition of NewVector and MediaOne Group's interest in PrimeCo is summarized below (in millions of dollars):

Value of Common Stock...............................................  $   2,913
Estimated value of Preferred Stock..................................      1,650
                                                                      ---------
Total estimated purchase price......................................  $   4,563
                                                                      ---------
                                                                      ---------

    This purchase price calculation is preliminary, is subject to the results of the appraisal of the Preferred Stock, and includes estimates for certain post closing adjustments. The appraisal of the Preferred Stock was completed in June 1998, and the appraised fair value as of the Effective Date was approximately $1.57 billion. The estimate of $1.65 billion was used for the Pro Forma Condensed Combined Financial Statements. The impact on these statements would not be material had the appraised fair value been used. The difference between aggregate face value and fair value of the Preferred Stock will be amortized over the maturity periods of the Preferred Stock, using the interest method. Additionally, certain post closing adjustments when finalized are not expected to have a materially different effect from that shown in these Pro Forma Condensed Combined Financial Statements.

ALLOCATION OF PURCHASE PRICE

    Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values at the Effective Date. Estimates of the fair values of NewVector's assets and liabilities have been combined with recorded values of the assets and liabilities of the Company in the unaudited Pro Forma Condensed Combined Financial Statements. Under the equity method of accounting, the purchase price of MediaOne Group's interest in PrimeCo is allocated in a similar manner to the purchase method described above. Also, the Company recognizes its acquired share of the financial condition of PrimeCo, together with related identifiable intangibles and goodwill, on one line in the Pro Forma Condensed Combined Balance Sheet, and its share of operating results of PrimeCo, together with related amortization expense, on one line in the Pro Forma Condensed Combined Statements of Income.

    Allocation of the purchase price as reflected in the Pro Forma Condensed Combined Financial Statements is preliminary. Accordingly, changes are expected as valuations and appraisals of assets and liabilities acquired are completed, and as additional information becomes available. As a result, actual amounts will differ from those stated in the Pro Forma Condensed Combined Financial Statements. However, based on the preliminary results of the appraisal of assets acquired and liabilities assumed, such changes are not expected to be material.

PRO FORMA NET INCOME PER SHARE

    Pro forma net income applicable to common stockholders per share is calculated based on net income after deducting total preferred dividends of $35 million (including $21 million for Preferred Stock), and $139 million (including $85 million for Preferred Stock), for the quarter ended March 31, 1998 and the year ended December 31, 1997, respectively, and on weighted average shares of
568.9 million and 563.3 million for the quarter ended March 31, 1998 and the year ended December 31, 1997, respectively.

PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

    These Pro Forma Condensed Combined Financial Statements are intended for informational purposes only and are not necessarily indicative of the future financial position or future results of operations of the combined company or the financial position or the results of operations of the combined company that would have actually occurred had the transaction described herein been in effect as of the dates or for the periods presented.

    The Pro Forma Condensed Combined Financial Statements and explanatory notes should be read in conjunction with and are qualified in their entirety by the Consolidated Financial Statements, including accompanying notes, of the Company included in its Annual Report on Form 10-K for the year ended December 31, 1997, incorporated herein by reference and of NewVector, attached as Exhibit No. 99.2 to the Company's Current Report on Form 8-K/A-1, Date of Report: April 6, 1998, File No. 1-12342; and by the Consolidated Financial Statements of the Company included in its Quarterly Report on Form 10-Q for the period ended March 31, 1998, incorporated herein by reference and of NewVector, attached as Exhibit
99.1 to the Company's Current Report on Form 8-K, Date of Report: May 28, 1998, File No. 1-12342.

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF MARCH 31, 1998

                                   UNAUDITED

                                                                         AS REPORTED                         PRO FORMA
                                                                   ------------------------    PRO FORMA     NEWVECTOR
                                                                    AIRTOUCH     NEWVECTOR    ADJUSTMENTS     MERGER
                                                                   -----------  -----------  -------------  -----------
                                                                                  (DOLLARS IN MILLIONS)
                                                        ASSETS

Current assets...................................................   $     868    $     224   $     (12)(a)   $   1,080
Property, plant, and equipment, net..............................       2,597          999                       3,596
Investments in unconsolidated wireless systems...................       2,382           10         840(a)        3,232

                                                                                                    12(a)
                                                                                                 4,283(a)
                                                                                                 1,216(b)
Intangible assets, net...........................................       3,279          412        (412)(a)       8,790
Deferred charges and other noncurrent assets.....................         275                                      275
                                                                   -----------  -----------     ------      -----------
  Total assets...................................................   $   9,401    $   1,645   $   5,927       $  16,973
                                                                   -----------  -----------     ------      -----------
                                                                   -----------  -----------     ------      -----------

                                         LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities..............................................   $     838    $     327                   $   1,165
Long-term debt...................................................       1,488          900   $     450(a)        2,838
Deferred income taxes............................................         731                    1,216(b)        1,947
Deferred credits and other liabilities...........................          89           24                         113
                                                                   -----------  -----------     ------      -----------
  Total liabilities..............................................       3,146        1,251       1,666           6,063
                                                                   -----------  -----------     ------      -----------
Minority interests in consolidated wireless systems..............         337           92                         429
                                                                   -----------  -----------     ------      -----------
Redeemable preferred stocks
  5.143% Class D Cumulative Preferred Stock, Series 1998.........                                  825(a)          825
  5.143% Class E Cumulative Preferred Stock, Series 1998.........                                  825(a)          825
                                                                                                ------      -----------
                                                                                                 1,650           1,650
                                                                                                ------      -----------
Stockholders' equity:
  Preferred stock and additional paid-in capital
    6.0% Class B Mandatorily Convertible Preferred Stock, Series
      1996.......................................................         500                                      500
    4.25% Class C Convertible Preferred Stock, Series 1996.......         541                                      541
  Common stock and additional paid-in capital....................       4,343                    2,913(a)        7,256
  Retained earnings..............................................         568                                      568
  Accumulated other comprehensive income.........................          (6)                                      (6)
  Deferred compensation..........................................         (28)                                     (28)
  Stockholders' equity--NewVector................................                      302        (302)(a)
                                                                   -----------  -----------     ------      -----------
  Total stockholders' equity.....................................       5,918          302       2,611           8,831
                                                                   -----------  -----------     ------      -----------
    Total liabilities and stockholders' equity...................   $   9,401    $   1,645   $   5,927       $  16,973
                                                                   -----------  -----------     ------      -----------
                                                                   -----------  -----------     ------      -----------

See Explanatory Notes to the Pro Forma Condensed Combined Financial Statements.

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE QUARTER ENDED MARCH 31, 1998
                                   UNAUDITED

                                                                         AS REPORTED                           PRO FORMA
                                                                  -------------------------     PRO FORMA      NEWVECTOR
                                                                   AIRTOUCH     NEWVECTOR      ADJUSTMENTS      MERGER
                                                                  ----------  -------------  ---------------  -----------
                                                                      (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Operating revenues..............................................  $      958    $     341                      $   1,299
                                                                  ----------        -----                     -----------
Operating expenses:
  Cost of revenues..............................................         201           71                            272
  Selling and customer operations expenses......................         261           69                            330
  General, administrative, and other expenses...................         118           63                            181
  Depreciation and amortization expenses........................         144           51       $      55(c)         250
                                                                  ----------        -----             ---     -----------
Total operating expenses........................................         724          254              55          1,033
                                                                  ----------        -----             ---     -----------
Operating income................................................         234           87             (55)           266

                                                                                                      (34)(d)
Equity in net income (loss) of unconsolidated wireless
  systems.......................................................          77            1              (2)(e)         42
Minority interests in net (income) loss of consolidated wireless
  systems.......................................................         (42)         (10)                           (52)
Interest income.................................................           6                                           6
Interest expense................................................         (19)         (14)             (7)(f)        (40)
Miscellaneous income (expense)..................................         (10)           7                             (3)
                                                                  ----------        -----             ---     -----------
Income before income taxes and preferred dividends..............         246           71             (98)           219
Income tax expense (benefit)....................................          79           24             (34)(g)         69
                                                                  ----------        -----             ---     -----------
Income before preferred dividends...............................         167           47             (64)           150
Preferred dividends.............................................          14                           21(h)          35
                                                                  ----------        -----             ---     -----------
Net income (loss) applicable to common stockholders.............  $      153    $      47       $     (85)     $     115
                                                                  ----------        -----             ---     -----------
                                                                  ----------        -----             ---     -----------
Net income applicable to common stockholders--per share:
  Basic and diluted.............................................  $     0.30                                   $    0.20
                                                                  ----------                                  -----------
                                                                  ----------                                  -----------
Weighted average shares outstanding (in thousands)..............     509,424                                     568,871
                                                                  ----------                                  -----------
                                                                  ----------                                  -----------

See Explanatory Notes to the Pro Forma Condensed Combined Financial Statements.

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                   UNAUDITED

                                                                       AS REPORTED                       PRO FORMA
                                                                   -------------------    PRO FORMA      NEWVECTOR
                                                                   AIRTOUCH  NEWVECTOR   ADJUSTMENTS      MERGER
                                                                   --------  ---------   -----------   -------------
                                                                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Operating revenues...............................................  $  3,594   $1,428                     $    5,022
                                                                   --------  ---------                 -------------
Operating expenses:
  Cost of revenues...............................................       846      344                          1,190
  Selling and customer operations expenses.......................       990      321                          1,311
  General, administrative, and other expenses....................       503      229                            732
  Depreciation and amortization expenses.........................       549      178        $ 219(c)            946
                                                                   --------  ---------      -----      -------------
Total operating expenses.........................................     2,888    1,072          219             4,179
                                                                   --------  ---------      -----      -------------
Operating income.................................................       706      356         (219)              843

                                                                                             (112) (d)
Equity in net income (loss) of unconsolidated wireless systems...       200        3          (10)(e)            81
Minority interests in net (income) loss of consolidated wireless
  systems........................................................      (119)     (42)                          (161)
Interest income..................................................        18                                      18
Interest expense.................................................       (90)      (6)         (78)(f)          (174)
Miscellaneous income (expense)...................................        (1)       1
                                                                   --------  ---------      -----      -------------
Income before income taxes and preferred dividends...............       714      312         (419)              607
Income tax expense (benefit).....................................       266      122         (146)(g)           242
                                                                   --------  ---------      -----      -------------
Income before preferred dividends................................       448      190         (273)              365
Preferred dividends..............................................        54                    85(h)            139
                                                                   --------  ---------      -----      -------------
Net income (loss) applicable to common stockholders..............  $    394   $  190        $(358)       $      226
                                                                   --------  ---------      -----      -------------
                                                                   --------  ---------      -----      -------------
Net income applicable to common stockholders--per share:
  Basic and diluted..............................................  $   0.78                              $     0.40
                                                                   --------                            -------------
                                                                   --------                            -------------
Weighted average shares outstanding (in thousands)...............   503,883                                 563,330
                                                                   --------                            -------------
                                                                   --------                            -------------

See Explanatory Notes to the Pro Forma Condensed Combined Financial Statements.

                       EXPLANATORY NOTES TO THE PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS

PRO FORMA ADJUSTMENTS

    (a) Records the purchase price, allocation of the excess purchase price to identifiable intangible assets and goodwill and merger-related fees.

    For Pro Forma Financial Statement purposes, as-reported amounts for NewVector's and PrimeCo's net assets have been estimated to approximate fair value and NewVector's as-reported intangible assets are eliminated. The entry allocates the full amount of the excess purchase price over adjusted net assets acquired of NewVector to identifiable intangible assets and goodwill (see Note
(c)). The excess purchase price related to the acquired interest in PrimeCo was allocated to goodwill for purposes of determining the Company's equity in PrimeCo's results of operations (see Note (e)). In addition, this entry assumes estimated professional fees of $12 million (primarily legal, investment bankers' and accountants' fees) related to the Merger are paid from the Company's available cash. $840 million was preliminarily allocated to PrimeCo, representing $390 million related to the Company's Common and Preferred Stock, and $450 million related to the debt assumed.

AGGREGATE PURCHASE PRICE

                                                                         MARCH 31, 1998
                                                               -----------------------------------
                                                                NEWVECTOR     PRIMECO      TOTAL
                                                               -----------  -----------  ---------
                                                                      (DOLLARS IN MILLIONS)
Total estimated purchase price...............................   $   4,173    $     390   $   4,563
Net deficit (assets) (after adjustments and including a debt
  assumed)...................................................         110          (30)         80
                                                               -----------       -----   ---------
Excess purchase price........................................   $   4,283    $     360   $   4,643
                                                               -----------       -----   ---------
                                                               -----------       -----   ---------

    (b) Records the deferred tax liability related to identifiable intangible assets, and a corresponding adjustment to goodwill (see Note (c)).

    The Company is required by GAAP to record deferred tax liabilities for the temporary differences between the initial assigned values to the identifiable intangible assets and their tax bases. The deferred tax liabilities will be amortized as a reduction of income tax expense over the useful lives of the related identifiable intangible assets. Goodwill is considered a residual for which no related deferred tax liability is recorded.

    (c) Records the amortization expense for NewVector's identifiable intangible assets and goodwill. For purposes of calculating the amortization of intangibles, management has preliminarily estimated that the excess purchase price should be allocated as follows:

                                                                                    (DOLLARS IN
                                                                                     MILLIONS)
                                                                                -------------------
Customer lists................................................................       $     413
FCC licenses..................................................................       $   2,574

    The remaining excess purchase price of $1,296 million at March 31, 1998 was allocated to goodwill, together with $12 million related to Merger fees and $1,216 million related to deferred tax liability on identifiable intangibles. The amortization period for customer lists is four years and is forty years for FCC licenses and goodwill.

    (d) Records the Company's acquired 25% share of PrimeCo's net loss for the quarter ended March 31, 1998 and the year ended December 31, 1997 under the equity method of accounting.

    (e) Records the amortization expense on goodwill for the acquisition of MediaOne Group's 25% share of PrimeCo.

                       EXPLANATORY NOTES TO THE PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS

    Management has preliminarily estimated that all the excess purchase price be allocated to goodwill. PrimeCo is in its start-up phase and management preliminarily estimates that the book value of its net assets, including its licenses, approximates fair value. The amortization period for goodwill is forty years.

    (f) Records interest expense on $1,350 million of borrowings assumed by the Company in the Merger.

    The rates are based on assumed average interest rates of 6.6% for estimated fixed-rate borrowings of $800 million and 5.67% on estimated variable-rate borrowings of $550 million.

    Upon consummation of the Merger, the Company borrowed under its commercial paper program to refinance the debt of $1,350 million assumed in the Merger. $700 million of this commercial paper was subsequently retired with proceeds from two fixed-rate debt issuances in late April and May 1998. These debt issuances were done under the Company's prior Registration Statement on Form S-3 (Reg. No. 33-62787), and have an effective interest rate of 6.475%. The Company is about to close the sale of DEM 400 million 5.5% Notes due 2008. These Notes will bring the total fixed-rate borrowings in excess of the amount assumed for pro forma purposes. However, the combined effects of the differences in the amounts estimated for fixed-rate debt and the differences in interest rates do not materially change the Pro Forma Condensed Combined Statements of Income.

    The interest rate applied to the estimated variable-rate borrowings of $550 million represents the average interest rate experienced by the Company for commercial paper during 1997. The average interest rate for the first quarter of 1998 is not significantly different. The effect of a 1/8% change in interest rates on interest expense to pro forma net income of the Company is immaterial.

    (g) Records the income tax effects on the relevant pro forma adjustments arising from the Merger at the combined statutory rate of 40.7%.

    Relevant pro forma adjustments to the Condensed Combined Statements of Income include interest, amortization expenses, and equity in the losses of PrimeCo. Except for the amortization of goodwill, these adjustments were tax-effected at the statutory rate resulting in a net tax benefit of $34 million for the quarter ended March 31, 1998 and $146 million for the year ended December 31, 1997.

    (h) Records dividends on the Preferred Stock of $21 million for the quarter ended March 31, 1998 and $85 million for the year ended December 31, 1997. Dividends are based on a rate of 5.143%.

                              SELLING STOCKHOLDER

    Pursuant to the terms of the PIES, MediaOne Group may deliver up to 26 million shares of Common Stock to the holders of the PIES at the maturity thereof. This Prospectus relates to the offer and sale by MediaOne Group of such shares of Common Stock, and up to 3.9 million additional shares of Common Stock with respect to the PIES that are subject to an option granted by MediaOne Group to the Underwriters in the PIES Offering solely to cover over-allotments. The PIES are being offered by MediaOne Group pursuant to the PIES Prospectus. MediaOne Group currently owns approximately 10.3% (59,313,621 shares) of the outstanding Common Stock of the Company.

    MediaOne Group acquired its shares of Common Stock subject to the terms of an Amended and Restated Investment Agreement (the "Investment Agreement") dated as of April 6, 1998 with the Company in connection with the Merger. The Investment Agreement provides, among other things, that, subject to certain exceptions, MediaOne Group, without the consent of the Company, shall not acquire any additional shares of capital stock of the Company which would increase MediaOne Group's ownership percentage of the voting capital stock of the Company or take other specified actions with respect to the Company, commonly the subject of standstill agreements between an issuer and a significant stockholder.

    Pursuant to the Investment Agreement, MediaOne Group has certain registration rights with respect to the shares of Common Stock it owns and may not transfer any shares of Common Stock to any of its affiliates or any "group" (within the meaning of section 13(d) of the Exchange Act) of which such affiliate is a part. In addition, subject to certain limited exceptions, MediaOne Group may not sell or transfer any shares of Common Stock to any person or group in the event of a tender or exchange offer unless the Board of Directors of MediaOne Group, upon the advice of legal counsel and financial advisors, in good faith believes such a tender offer will result in shares being purchased and MediaOne Group first offers the shares of Common Stock to the Company. MediaOne Group may, however, under limited circumstances, make competing acquisition proposals in the event of such a tender or exchange offer or other acquisition proposals meeting certain criteria from non-affiliated MediaOne Group entities. The Investment Agreement requires that MediaOne Group vote the shares of Common Stock owned by it in favor of the individuals nominated by the Company for election to the Board of Directors of the Company.

                        DESCRIPTION OF THE CAPITAL STOCK

COMMON STOCK

    GENERAL

    Under the Company's Certificate of Incorporation (the "Certificate of Incorporation"), the Company is authorized to issue up to 1.1 billion shares of Common Stock. The Common Stock is not redeemable, does not have any conversion rights and is not subject to call. Holders of shares of Common Stock have no preemptive rights to maintain their percentage of ownership in future offerings or sales of stock of the Company. Holders of shares of Common Stock have one vote per share in all elections of directors and on all other matters submitted to a vote of stockholders of the Company. The holders of Common Stock are entitled to receive dividends, if any, as and when declared from time to time by the Board of Directors of the Company out of funds legally available therefor. Upon liquidation, dissolution or winding up of the affairs of the Company, the holders of Common Stock will be entitled to participate equally and ratably, in proportion to the number of shares held, in the net assets of the Company available for distribution to holders of Common Stock. The shares of Common Stock currently outstanding are fully paid and nonassessable.

    CERTAIN CERTIFICATE OF INCORPORATION PROVISIONS

    Certain provisions in the Company's Certificate of Incorporation and Bylaws may have the effect of delaying, deferring or preventing a change in control of the Company. These provisions require that the Company's Board of Directors be divided into three classes that are elected for staggered three-year terms; provide that stockholders may act only at annual or special meetings and may not act by written consent; do not provide for cumulative voting in the election of directors; authorize the directors of the Company to determine the size of the Board of Directors; require a vote of 66 2/3% of the shares outstanding for the amendment of any of the foregoing provisions; require that stockholder nominations for directors be made to the Nominating Committee of the Company prior to a meeting of stockholders or pursuant to timely notice; provide that special meetings of stockholders may be called only by certain officers of the Company or by the Board of Directors; and authorize the Board of Directors to establish one or more series of Preferred Stock, without any further stockholder approval, having rights, preferences, privileges and limitations that could impede or discourage the acquisition of control of the Company.

    The Company's Certificate of Incorporation provides that outstanding shares of the Company's stock are subject to redemption by the Company, by action of the Board of Directors, if in the judgment of the Board of Directors such action should be taken pursuant to applicable law to the extent necessary to prevent the loss or secure the reinstatement of any license or franchise issued to the Company or any subsidiary by any governmental agency to conduct any portion of the business of the Company or any subsidiary, which license or franchise is conditioned upon some or all of the holders of the Company's stock possessing prescribed qualifications. The redemption price is to be equal to the fair market value of such shares. The redemption price may be paid in cash, redemption securities or any combination thereof.

    RIGHTS AGREEMENT

    The Company's Board of Directors has adopted a stockholder rights plan (the "Rights Plan") that provides for the distribution of rights ("Rights") to holders of outstanding shares of Common Stock. Except as set forth below, each Right, when exercisable, entitles the holder thereof to purchase from the Company one one-hundredth of a share of Series A Preferred Stock at a price of $80 per share, subject to adjustment. The Rights do not have voting rights.

    Initially, the Rights are attached to all Common Stock certificates representing shares then outstanding, and no separate Rights certificates will be distributed. The Rights will not separate from the Common Stock and will not be exercisable until the earlier of either (i) a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of securities representing 10% or more of the outstanding shares of Common Stock (an "Acquiring Party") or (ii) 10 days following the commencement of (or a public announcement of an intention to make) a tender offer or exchange offer which would result in any person or group of affiliated persons becoming an Acquiring Party. The Rights will expire on the earliest of (x) September 19, 2004, (y) consummation of a merger transaction with a person or group acquiring Common Stock pursuant to a Permitted Offer (defined below), or (z) redemption by the Company, as described below.

    In the event that a person has become an Acquiring Party, proper provision will be made so that each holder of a Right (other than an Acquiring Party) will thereafter have the right (the "Subscription Right") for a 60-day period to receive, upon the exercise of the Right by the holder at the then current exercise price, that number of shares of Common Stock of the Company (or of Series A Preferred Stock or other common stock equivalents if all Common Stock has been issued) which would have a market value at the time of such transaction of two times the exercise price for each Right. This provision of the Rights Plan does not apply, however, to a tender offer or exchange offer for all outstanding shares of the Company's Common Stock at a price and on terms determined by at least a majority of the disinterested members of the Board of Directors to be in the best interests of the Company and its stockholders (a "Permitted Offer").

    If, after a public announcement has been made that a person has become an Acquiring Party, either (i) the Company is involved in a merger or other business combination (other than with a person who acquired shares pursuant to a Permitted Offer) or (ii) 50% or more of the Company's assets are sold in one or a series of transactions, proper provision will be made so that each holder of a Right (other than an Acquiring Party) will thereafter have the right to receive, upon the exercise of the Right by the holder at the then current exercise price, that number of shares of Common Stock of the Company or of the acquiring company (whichever remains as the surviving corporation under the terms of the merger or consolidation) which would have a market value at the time of such transaction of two times the exercise price for each Right.

    The Board of Directors, at its option, may at any time after a person becomes an Acquiring Party (but not after the acquisition by such person of 50% or more of the outstanding Common Stock) exchange on behalf of the Company all or part of the then outstanding and exercisable Rights for shares of Common Stock (or Common Stock equivalents), at an exchange ratio of one share of Common Stock or equivalent for each Right.

    At any time prior to the earlier to occur of either (i) a person becoming an Acquiring Party or (ii) the expiration of the Rights, the Company may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the "Redemption Price"). After a person becomes an Acquiring Party, the Company may also redeem the Rights in whole, but not in part, at the Redemption Price (x) if such redemption is incidental to a merger or other business combination transaction or series of transactions involving the

Company but not involving an Acquiring Party or certain other related parties or
(y) following an event giving rise to, and the expiration of the 60-day exercise period for, the Subscription Right if and for as long as any Acquiring Party owns less than 10% of the Company's voting securities.

    The Rights Plan may have the effect of delaying, deferring or preventing a change in control of the Company without further action of the stockholders and therefore could have a depressive effect on the price of the Common Stock.

    LISTING

    The Common Stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol "ATI."

                              PLAN OF DISTRIBUTION

    Lehman Brothers Inc., Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co., as underwriters of the PIES Offering (the "Underwriters"), have severally agreed, subject to the terms and conditions of the underwriting agreement (the "Underwriting Agreement") among MediaOne Group, AirTouch and the Underwriters, to purchase from MediaOne Group, and MediaOne Group has agreed to sell to the Underwriters, the aggregate number of PIES set forth opposite their names below:

UNDERWRITERS                                                                   NUMBER OF PIES
-----------------------------------------------------------------------------  ---------------
Lehman Brothers Inc..........................................................      11,336,000
Morgan Stanley & Co. Incorporated............................................       5,720,000
Goldman, Sachs & Co..........................................................       5,720,000
BT Alex. Brown...............................................................         260,000
CIBC Oppenheimer Corp........................................................         260,000
A.G. Edwards & Sons, Inc.....................................................         260,000
Everen Securities, Inc.......................................................         260,000
PaineWebber Incorporated.....................................................         260,000
Prudential Securities Incorporated...........................................         260,000
Advest, Inc..................................................................         104,000
Robert W. Baird & Co. Incorporated...........................................         104,000
Dain Rauscher Wessels........................................................         104,000
  A Division of Dain Rauscher Incorporated
D.A. Davidson & Co. Incorporated.............................................         104,000
Fahnestock & Co. Inc.........................................................         104,000
Edward D. Jones & Co., L.P...................................................         104,000
Legg Mason Wood Walker, Incorporated.........................................         104,000
McDonald & Company Securities, Inc...........................................         104,000
Piper Jaffray Inc............................................................         104,000
Ragen MacKenzie Incorporated.................................................         104,000
Raymond James & Associates, Inc..............................................         104,000
Muriel Siebert & Co., Inc....................................................         104,000
Stifel, Nicolaus & Company, Incorporated.....................................         104,000
Sutro & Co. Incorporated.....................................................         104,000
Tucker Anthony Incorporated..................................................         104,000
Wheat First Securities, Inc..................................................         104,000
                                                                               ---------------
    Total....................................................................      26,000,000
                                                                               ---------------
                                                                               ---------------

    The Underwriting Agreement provides that the obligation of the Underwriters to purchase PIES is subject to certain conditions, and that, if any of the foregoing PIES are purchased by the Underwriters pursuant to the Underwriting Agreement, all the PIES agreed to be purchased by the Underwriters must be so purchased.

    The Company has been advised by MediaOne Group that the Underwriters propose to offer the PIES directly to the public at the public offering price set forth on the cover page of the PIES Prospectus and to certain selected dealers at such initial public offering price less a selling concession not in excess of $0.96 per PIES. The Underwriters may allow and such dealers may reallow, a concession not in excess of $0.10 per PIES to certain brokers and dealers. After the initial public offering, the public offering price, the concession to selected dealers and the reallowance may be changed by the Underwriters.

    MediaOne Group and AirTouch have agreed not to offer for sale, sell or contract to sell, or otherwise dispose of, or announce the offering of, or file or cause the filing of any registration statement under the Securities Act with respect to, without the prior written consent of Lehman Brothers Inc., any shares of Common Stock or any securities convertible into or exchangeable for, or warrants to acquire, shares of Common Stock for a period of 90 days following the date of the PIES Prospectus; provided, however, that such restriction shall not effect the ability of (i) MediaOne Group or AirTouch to take any such actions in connection with the PIES Offering or (ii) AirTouch to take any such actions in connection with any employee stock option plan, stock ownership plan or dividend reinvestment plan of AirTouch in effect at the date of the PIES Prospectus.

    MediaOne Group has granted to the Underwriters an option to purchase up to an additional 3,900,000 PIES at the price to public less the aggregate underwriting discount, solely to cover over-allotments, if any. Such option may be exercised at any time up to 30 days after the date of the PIES Prospectus. To the extent that this option is exercised, each Underwriter will be committed, subject to certain conditions, to purchase the same proportion of PIES as the number of PIES to be purchased and offered by such Underwriter in the above table bears to the total number of initial PIES to be purchased by the Underwriters.

    MediaOne Group and AirTouch have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended and to contribute to payments that the Underwriters may be required to make in respect thereof.

    Until the distribution of the PIES is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase PIES and Common Stock. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the PIES and Common Stock. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the PIES and Common Stock.

    If the Underwriters create a short position in the PIES in connection with the PIES Offering, (i.e., if they sell more PIES than are set forth on the cover page of the PIES Prospectus), the Underwriters may reduce that short position by purchasing PIES in the open market. The Underwriters also may elect to reduce any short position by exercising all or part of the over-allotment option described herein.

    The Underwriters also may impose a penalty bid on certain selling group members. This means that if the Underwriters purchase PIES in the open market to reduce the Underwriters' short position or to stabilize the price of the PIES, they may reclaim the amount of the selling concession from the selling group members who sold those PIES as part of the offering.

    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in the offering.

    In the ordinary course of their business, including without limitation in connection with their market making activities, the Underwriters and their affiliates may effect transactions for their own account or for the account of their customers, and hold long or short positions, in PIES and Common Stock. In addition, in connection with the PIES Offering, the Underwriters or their affiliates may enter into one or more hedging transactions with respect to the Common Stock. In connection with such hedging or market-making activities or with respect to proprietary or other trading activities by the Underwriters and their affiliates, the Underwriters or their affiliates may enter into transactions in the Common Stock which may affect the market price, liquidity or value of the PIES and which could be deemed to be adverse to the interests of the holders of the PIES.

    Lehman Brothers Inc., Morgan Stanley & Co. Incorporated and their respective affiliates have from time to time performed various investment banking and financial advisory services for AirTouch and its affiliates, for which customary compensation has been received.

                                 LEGAL MATTERS

    The legality of the Common Stock offered hereby will be passed upon by Margaret G. Gill, Senior Vice President Legal, External Affairs and Secretary of the Company. Pillsbury Madison & Sutro LLP, San Francisco, California has advised the Company in connection with certain legal matters. Certain legal matters will be passed upon for the Underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

                                    EXPERTS

    The consolidated financial statements of the Company and subsidiaries incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    With respect to the unaudited consolidated financial information of the Company for the three-month periods ended March 31, 1998 and 1997, incorporated in this Prospectus by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 4, 1998, incorporated by reference herein, states that they did not audit and they do not express an opinion on that unaudited consolidated financial information. PricewaterhouseCoopers LLP has not carried out any significant or additional audit tests beyond those which would have been necessary if their report had not been included. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of section 11 of the Securities Act of 1933 for their report on the unaudited consolidated financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of sections 7 and 11 of the Securities Act.

    The consolidated financial statements and schedule of Cellular Communications, Inc. incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The financial statements of Mannesmann Mobilfunk GmbH as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997 included in the Company's Annual Report on Form 10-K have been incorporated by reference herein in reliance upon the report of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The financial statements of CMT Partners incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1997, except as they relate to Kansas Combined Cellular, have been audited by PricewaterhouseCoopers LLP, independent accountants, and, insofar as they relate to Kansas Combined Cellular, by Arthur Andersen LLP, independent accountants. Such financial statements have been so incorporated in reliance on the reports of such independent accountants given on the authority of such firms as experts in auditing and accounting.

    The consolidated financial statements of New Par (A Partnership) incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The audited consolidated financial statements of U S WEST NewVector Group, Inc. and Subsidiaries as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALES REPRESENTATIVE, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY AGENT. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                             ---------------------

                               TABLE OF CONTENTS

                                                    Page
                                                    -----
CERTAIN DEFINITIONS............................           2
AVAILABLE INFORMATION..........................           3
INCORPORATION OF CERTAIN DOCUMENTS BY
  REFERENCE....................................           3
SUMMARY........................................           4
DISCLOSURE REGARDING FORWARD-LOOKING
  STATEMENTS...................................          13
RISK FACTORS...................................          13
USE OF PROCEEDS................................          16
CAPITALIZATION TABLE...........................          17
PRICE RANGE OF COMMON STOCK....................          18
BUSINESS.......................................          19
SELECTED HISTORICAL CONSOLIDATED FINANCIAL
  DATA.........................................          30
SELECTED HISTORICAL CONSOLIDATED DATA BY
  BUSINESS UNIT................................          31
SELECTED HISTORICAL PROPORTIONATE DATA.........          33
RECENT FINANCIAL DEVELOPMENTS ON A
  PROPORTIONATE BASIS..........................          35
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS...................................          37
PRO FORMA CONDENSED COMBINED FINANCIAL
  STATEMENTS...................................          49
PRO FORMA CONDENSED COMBINED BALANCE SHEET AS
  OF MARCH 31, 1998............................          51
PRO FORMA CONDENSED COMBINED STATEMENT OF
  INCOME FOR THE QUARTER ENDED MARCH 31,
  1998.........................................          52
PRO FORMA CONDENSED COMBINED STATEMENT OF
  INCOME FOR THE YEAR ENDED DECEMBER 31,
  1997.........................................          53
SELLING STOCKHOLDER............................          55
DESCRIPTION OF THE CAPITAL STOCK...............          56
PLAN OF DISTRIBUTION...........................          58
LEGAL MATTERS..................................          60
EXPERTS........................................          60

                             ---------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]

                               26,000,000 SHARES

                         AIRTOUCH COMMUNICATIONS, INC.

                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

                              -------------------

                                   PROSPECTUS

                                 July 30, 1998

                             ---------------------